UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Radian Group Inc.

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800.523.1988

215.231.1000

April 10, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Radian Group Inc., which will be held at our headquarters, 1601 Market Street, 12th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time on May 13, 2015. The accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Regardless of whether you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Radian Group Inc. will hold its 2015 Annual Meeting of Stockholders as provided below:

Date and Time:	Wednesday, May 13, 2015, 9:00 a.m. local time

Place:	Radian Group Inc. 1601 Market Street, 12th Floor Philadelphia, Pennsylvania 19103

Items of Business:

(1)    Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2)    Conduct an advisory vote to approve the overall compensation of our named executive officers;

(3)    Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2015; and

(4)    In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date:	Stockholders of record as of the close of business on March 18, 2015 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Regardless of whether you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Any stockholder as of the record date who attends the Radian annual meeting may revoke any previous proxy and vote in person instead of by proxy. Also, a proxy may be revoked in writing at any time before the Radian annual meeting.

By Order of the Board of Directors,

Edward J. Hoffman
General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 10, 2015

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be held on May 13, 2015:

This proxy statement and our 2014 Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies for use at Radian’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of 2015 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card will be mailed to stockholders beginning on or about April 10, 2015, in order to furnish information relating to the business to be transacted at the meeting.

INFORMATION ABOUT VOTING

Who Can Vote

Only stockholders of record on the close of business on March 18, 2015, the record date, may vote at the Annual Meeting. On the record date, 191,403,119 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date.

These shares include:

•	Shares held directly in your name as the stockholder of record; and

•

Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account with a bank, broker or other holder of record (a “nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.

How Shares May Be Voted

Before the Annual Meeting, you can vote by completing, signing and returning by mail the enclosed proxy card.

Many of our stockholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These stockholders should review and follow the voting instructions forwarded by their nominee. Our stockholders of record may not vote by telephone or internet.

You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in “street name” and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

You may revoke your proxy at any time before it is voted by providing to our Corporate Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the Annual Meeting. You can always change your vote before the meeting or at the meeting, as described above.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly complete and return a proxy.

The following table summarizes the vote threshold required for approval of each proposal. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, the institution that holds the shares is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal		Votes Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/ Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)
Proposal 1	Election of directors	Majority of votes cast	No effect (3)	Not voted/No effect	Voted “For”

Proposal 2	Advisory, non-binding vote to approve executive compensation	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/No effect	Voted “For”

Proposal 3	Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included for purposes of determining whether a quorum is present, however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

(2)	If you complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.

(3)	Under Section 4.13(f) of our Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.

As described in the table above, our directors are elected by majority voting (Proposal 1). In accordance with our By-Laws, each of our incumbent directors submits a conditional resignation in advance of the Annual

Meeting that will be effective if the number of shares voted “For” that director does not exceed the number of shares voted “Against” that director and the board accepts the director’s resignation, unless the director retires from the board before the resignation becomes effective. For an uncontested election of directors, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. If a sitting director fails to receive a majority of the votes cast, our board of directors will determine within 90 days of the Annual Meeting whether to accept the resignation of such director, unless the director retires during this 90 day period. If a nominee fails to receive a majority of the votes cast and the board accepts the director’s resignation or the director retires, there would be a vacancy created on the board. Our board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the board.

Where to Find Voting Results

We will announce the voting results at the conclusion of the Annual Meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, shall be determined by our board of directors.

Upon election, each of our directors serves a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier removal or resignation. Our board of directors currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Lisa W. Hess, Stephen T. Hopkins, Sanford A. Ibrahim, Brian D. Montgomery, Gaetano Muzio, Jan Nicholson, Gregory V. Serio and Noel J. Spiegel.

Upon the completion of her current term at the 2015 Annual Meeting of Stockholders, Ms. Nicholson will be retiring from the board, and therefore, will not be standing for reelection. In light of this, the board has approved a reduction in the size of the board from 11 to ten members, effective upon Ms. Nicholson’s retirement from the board. Upon the recommendation of the Governance Committee of our board of directors, the board has nominated each of our other current directors for reelection. All nominees (other than Mr. Ibrahim) are independent under applicable independence rules of the SEC and New York Stock Exchange (“NYSE”), and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the Annual Meeting, any nominee is not available for election, proxies may be voted for another person nominated by the board, or the size of the board may be reduced.

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the board to conclude that he or she should be nominated for election or reelection.

Herbert Wender	Mr. Wender, 77, has served as non-executive Chairman of our board of directors since May 2005. He also previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal mortgage insurance subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender also served as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

Mr. Wender’s extensive leadership experience on our board of directors, his intimate familiarity with Radian, his prior management experience as Chief Executive Officer of our mortgage insurance subsidiary and his industry experience give him the expertise, skills and judgment to serve as a director and non-executive Chairman. Under Mr. Wender’s guidance, our board of directors oversaw our navigation through the financial crisis and economic downturn with a thoughtful, measured approach leading to Radian’s return to profitability in 2014 for the first time in eight years, and positioning us well for the future.

David C. Carney	Mr. Carney, 77, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as Chairman of the Board of ImageMax, Inc., a provider of outsourced document management solutions, from 1999 through 2003. Mr. Carney currently serves as a director and Chairman of the Audit Committee of AAA Northern California, Nevada and Utah Insurance Exchange, a property and casualty insurer. He also serves as a director of AAA Mid-Atlantic, Inc. and AAA Club Partners. He has been a director of Radian since November 1992.

Mr. Carney’s service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. Mr. Carney’s experience as a CPA, as managing partner of the Philadelphia area offices of one of the “big four” nationally recognized accounting firms, and as a Chief Financial Officer of a large, publicly-traded financial institution give him particular financial expertise and management experience relevant to his qualifications as a director and as the Chair of the Audit Committee of our board of directors. In addition, Mr. Carney’s consulting experience and service on other boards of directors give him a broad perspective and insight on effectively running and advising a business.

Howard B. Culang	Mr. Culang, 66, served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang was a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. In the past, he has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. Mr. Culang currently serves as a director of ioSemantics, LLC, a privately owned software company. He has been a director of Radian since June 1999.

Mr. Culang’s service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage business. These experiences are particularly relevant in Mr. Culang’s role as Chair of the Credit Committee of our board of directors.

Lisa W. Hess	Ms. Hess, 59, has been President and Managing Partner of SkyTop Capital Management LLC, an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, Odyssey Partners and Goldman, Sachs & Co. She has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (TIAA), serving on the investment, real estate, customers and products and corporate governance committees. She has been a director of Radian since February 2011.

Ms. Hess’s extensive experience managing financial assets, including in her current role with SkyTop Capital Management LLC, as a chief investment officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to finance, investments and the capital markets that is particularly beneficial to the board and in her role as Chair of the Finance and Investment Committee of the board. Her position as President and Managing Partner of SkyTop Capital Management LLC brings a current, day-to-day business perspective that is valuable in enhancing board oversight in today’s operating environment. In addition, her experience serving on the corporate governance committee at TIAA brings an added perspective and insight to the board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Stephen T. Hopkins	Mr. Hopkins, 64, served most recently as President of Hopkins and Company LLC, a management consulting business, from February 1999 to 2014. From 1976 to January 1999, Mr. Hopkins held a number of managerial positions with Federal Home Loan Mortgage Corporation, a government sponsored enterprise that purchases and securitizes qualified mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Mr. Hopkins’ service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. Additionally, Mr. Hopkins’ experience of more than 20 years with the Federal Home Loan Mortgage Corporation gives him specialized insight into the home mortgage industry and the role of government sponsored enterprises within the industry. Because Radian works closely on a regular basis with such government sponsored enterprises, Mr. Hopkins’ experience is especially valuable in this regard. Having served as an executive officer, he has broad general management experience and expertise to apply to many aspects of Radian’s business, including in his role as Chair of the Compensation and Human Resources Committee of our board of directors.

Sanford A. Ibrahim	Mr. Ibrahim, 63, has served as Radian’s Chief Executive Officer since May 2005. Before joining Radian, from 1999 until April 2005, Mr. Ibrahim served in a number of executive capacities for GreenPoint Financial, including as President and Chief Executive of GreenPoint Mortgage Funding, Inc., a residential mortgage lender and as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp., the former parent company of GreenPoint Mortgage Funding Inc. Mr. Ibrahim is a member of the board of directors of the California Mortgage Bankers Association and he currently serves on the board of the Institute for International Education, New

York, as well as on the organization’s Western Regional Advisory Board. In the past, he also has served on the Residential Board of Governors of the Mortgage Bankers Association of America and on the Fannie Mae National Advisory Council. He has been a director of Radian since joining Radian in May 2005.

Mr. Ibrahim was appointed to be our CEO because of his strong leadership skills and his exceptional industry knowledge, background and reputation. As discussed above, Mr. Ibrahim has extensive industry-specific management experience and expertise and has served in leadership roles in relevant professional associations. In addition, in his role as both a board member and CEO, Mr. Ibrahim serves as an important liaison between the board and management, a role that is extremely valuable in helping the board perform its oversight function. Importantly, Mr. Ibrahim’s strong leadership as CEO was instrumental in guiding us through the financial crisis, returning Radian to profitability in 2014 for the first time in eight years and positioning us for long-term success.

Brian D. Montgomery	Mr. Montgomery, 58, serves as Vice Chairman of The Collingwood Group, LLC (“Collingwood”), a business consulting firm that provides advice to corporate leadership on a range of issues within the financial services and mortgage banking industries. Prior to joining Collingwood in August 2009, Mr. Montgomery served as the Assistant Secretary for Housing and Commissioner of the Federal Housing Administration (“FHA”) within the U.S. Department of Housing and Urban Development from June 2005 to July 2009. Before serving as Commissioner of the FHA, from January 2001 to April 2005, Mr. Montgomery served in the White House as Deputy Assistant to the President and Cabinet Secretary, as well as Deputy Assistant to the President and Director of Presidential Advance. Mr. Montgomery was Chairman of the Hope for Homeowners Oversight Board from 2008 to 2009 and served as a board member of the Federal Housing Finance Board from 2005 to 2008. In 2014, Mr. Montgomery became a director of Reverse Mortgage Investment Trust Inc., a real estate finance company that is focused on acquiring, originating, financing and managing home equity conversion mortgage loans, home equity conversion mortgage backed securities guaranteed by the Government National Mortgage Association and other real estate-related assets. He has been a director of Radian since May 2012.

Mr. Montgomery possesses a significant understanding of the mortgage industry, a deep knowledge of federal housing policies and broad experience in the federal regulation of housing. This expertise is extremely valuable to the Company as it seeks to navigate and capitalize upon the regulatory and legislative changes in the housing and mortgage finance industries.

Gaetano Muzio	Mr. Muzio, 61, is the co-founder of Ocean Gate Capital Management, LP, an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman Sachs & Co. in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy for, and was also one of the founding members of, Goldman’s Mortgage and Asset Backed Department. In 1990, he became a general partner and Co-Head of Goldman’s Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department. He has been a director of Radian since May 2012.

Mr. Muzio possesses a broad understanding of the mortgage industry. In addition, his significant experience in finance, risk management and corporate governance and strategy gives him extensive expertise in several areas that are valuable to the board’s oversight responsibilities.

Gregory V. Serio	Mr. Serio, 53, has served as a partner with Park Strategies, LLC, a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. Before serving as Superintendent, from January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (NAIC) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He has been a director of Radian since May 2012.

Mr. Serio possesses extensive knowledge and experience in the insurance industry. His in-depth understanding of insurance regulatory matters, combined with his experience in risk management and corporate governance matters, further strengthens the board’s oversight and perspective in these areas.

Noel J. Spiegel	Mr. Spiegel, 67, was a partner at Deloitte & Touche, LLP, a nationally recognized accounting firm, where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves on the boards of directors and as Chair of the Audit Committees of American Eagle Outfitters, Inc. and Vringo, Inc. He has been a director of Radian since February 2011.

Mr. Spiegel’s significant prior service as a partner at Deloitte provides him with a depth of experience in management, financial reporting, risk management, and public accounting and finance that provides him with the financial expertise that is of significant value and relevance to the board and the Audit Committee of our board of directors. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy.

Additional Information Regarding Directors

For additional information regarding our board of directors, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (the “Compensation Discussion and Analysis”) and the accompanying tabular and narrative disclosures. Previously, at our 2011 Annual Meeting of Stockholders, the Company’s stockholders voted on an advisory basis in favor of holding annual advisory votes on our executive compensation program. Following that vote, our board of directors determined that the advisory vote on our executive compensation program should be held annually. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Our executive compensation program is designed to attract, motivate and retain high quality executive officers and to link our pay-for-performance philosophy with sound risk management practices and our overall business and strategic objectives. As further discussed below in the Compensation Discussion and Analysis, we believe 2014 represented an exceptional performance year for the Company and a year in which we continued to adhere to the key compensation principles that have guided our compensation decisions both during and since our emergence from the economic downturn. These include a heavy focus on performance-based variable compensation, challenging long-term incentive (“LTI”) metrics based on traditional measures of performance, and the use of discretion by the Compensation and Human Resources Committee of our board of directors (the “Committee”) only when coupled with disciplined decision making and transparency.

In 2014, the Company achieved full year operating profitability for the first time since 2006, benefitting from an improved macroeconomic environment and from specific actions taken by the NEOs to reduce exposures to insurance written before 2009 (“legacy” risk) that had resulted in losses and uncertainty in previous years. In addition, the Company aggressively pursued alternatives to improve its liquidity position and prepare Radian Guaranty for future compliance with the government-sponsored entities’—Fannie Mae and Freddie Mac (“GSEs”)—proposed new Private Mortgage Insurance Eligibility Requirements (“PMIERs”). As a result of these efforts, during 2014, the Company entered into an agreement to sell Radian Asset Assurance Inc. (“Radian Asset Assurance”), its financial guaranty subsidiary, which has better positioned Radian Guaranty for future compliance with the PMIERs and also allows the Company to focus on its core strategy of growing its mortgage insurance business and developing products and services to satisfy the needs of participants in the mortgage and real estate services industries. Other performance highlights in 2014 include maintaining our position as the leading private mortgage insurer with respect to insurance-in-force and our acquiring Clayton in order to, among other things, provide the Company with a diversified fee-based revenue source.

Our achievements in 2014 translated into increased value for our stockholders. In 2014, our total stockholder return (“TSR”) was 18.5%, outperforming 87% of the Company’s primary compensation peer group. In addition, our TSR was over 600% in the three year period from 2012 through 2014.

In considering the compensation of our NEOs in connection with this Proposal 2, we believe it is important to observe the following with respect to our 2014 executive compensation program:

➢	We maintained a heavy focus on performance-based variable compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 16% of Mr. Ibrahim’s 2014 total target compensation and, on average, only 26% of the total target compensation for our other NEOs. A significant portion of the remaining target compensation is tied to, and contingent upon, Company and individual performance.

➢	Our program demonstrated a strong correlation between pay and performance.

•	The Committee funded 2014 short-term incentive (“STI”) awards above target based on the exceptional performance of our NEOs.

We believe 2014 was an exceptional performance year for the Company, as discussed above. Consistent with these positive trends, which resulted in significant stockholder value creation in 2014, the Committee awarded to our NEOs 2014 STI awards at levels above target. This stands in contrast to the performance years during and following the financial crisis (from 2007 through 2012), during which the NEOs received, on average, STI awards of 58% of target, with the CEO receiving no STI award in three of those years.

•	The Committee funded 2013 medium-term incentive (“MTI”) awards above target given the strong credit performance and projected profitability of our 2013 insured portfolio.

The 2013 MTI award was based on the credit performance of our 2013 mortgage insurance portfolio through the end of 2014. Based on the credit performance of this insured portfolio and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 125% of target for the 2013 MTI awards.

➢

The Committee granted annual LTI awards with extremely challenging performance metrics, including performance-based equity awards that require both relative outperformance of our peers and strong absolute returns.

Under our 2014 LTI awards, our NEOs will be entitled to a meaningful payout only if the Company continues to both outperform the market and produce meaningful returns to stockholders. This overall design, which is intended to further align the interests of our NEOs with those of our stockholders and to enhance long-term stockholder value, consists of the following:

•

The 2014 Performance-Based RSUs (as defined in the Compensation Discussion and Analysis) incorporate measures of absolute performance in addition to performance relative to the Company’s peers. The 2014 Performance-Based RSUs require the Company to achieve at least a 25% TSR (on an absolute basis) over a three-year performance period for a NEO to be eligible to receive an award at 100% of target. Also, if the Company’s TSR is negative over this three-year performance period, the NEO’s maximum payout will be reduced to 50% of target, regardless of the degree to which the Company has outperformed relative to its peer group.

•

The 2014 Performance-Based Options (as defined in the Compensation Discussion and Analysis) only will vest if the closing price of the Company’s common stock exceeds 125% of the option exercise price for ten consecutive trading days ending on or after the third anniversary of the grant date.

➢

We (1) provide limited perquisites to our NEOs (none to our CEO in 2014); (2) apply double-trigger vesting for change-of-control payments; (3) do not provide excise tax gross-ups; (4) prohibit speculative transactions in our stock; and (5) impose rigorous stock ownership requirements.

➢	We adopted the Clawback Policy in 2014.

The board adopted the Radian Group Inc. Incentive Compensation Recoupment Policy (the “Clawback Policy”) that provides for the recoupment of incentive compensation in the event of a material restatement of the Company’s financial results and/or a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated.

To fully appreciate and evaluate the Company’s compensation program, we believe it is important to understand that more than most companies, our businesses were severely and negatively affected by the financial crisis and economic downturn that began in 2007. Given these circumstances, our story can be complex with respect to assessing our compensation program, in particular with regard to understanding certain payouts to our NEOs in current periods that are being made pursuant to programs implemented during the challenging operating environment of past periods. In order to better understand our compensation program in the context of our current and past performance, we urge you to read our Compensation Discussion and Analysis in its entirety.

While this vote is advisory and non-binding, our board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2015 is being submitted to our stockholders for ratification. A representative of PwC is expected to attend our Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. You should note that, even if the stockholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2014 and December 31, 2013:

Type of Fees	2014	2013
Audit Fees	$4,028,950	$5,015,499
Audit-Related Fees	—	—
Tax Fees	269,389	167,982
All Other Fees	—	284,426

Total	$4,298,339	$5,467,907

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, for the review of registration statements filed under the Securities Act of 1933, and for services that normally are provided in connection with statutory and regulatory filings.

•

“Audit-Related Fees,” if any, are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to consultation on financial accounting and reporting matters.

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning.

•

“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above, including for 2013, advisory services provided in connection with information technology projects.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2014, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy. All services provided by PwC and listed in the table above were pre-approved by the Audit Committee.

The Audit Committee considered the nature and proposed extent of the non-audit services provided by the independent registered public accounting firm and determined that those services were in compliance with the provision of independent audit services by such firm.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and its Standing Committees

Our board of directors meets twice quarterly for regularly scheduled meetings and also holds regularly scheduled meetings to conduct strategic planning and to review and approve our business plan. In addition, the board holds special meetings as and when necessary. Our full board held ten regularly scheduled meetings and six special meetings during 2014. Our non-management directors meet in executive session at the conclusion of each regularly scheduled board meeting and frequently meet in executive session following each special meeting of the board. Each director participated in at least 75% of the meetings of the board and the committees on which he or she served during 2014. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board.

As discussed below under “—Director Independence,” all of our directors, except our Chief Executive Officer, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules. Our policy is that all of our director nominees are expected to attend our annual meeting, and all of the current directors attended last year’s Annual Meeting.

The board of directors maintains the following standing committees:

Audit Committee.    The current members of the Audit Committee are Mr. Carney (Chair), Ms. Hess, and Messrs. Serio and Spiegel, each of whom meets the additional NYSE independence criteria applicable to audit committee members. All current members of the Audit Committee served on the committee throughout 2014. This committee is primarily responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results, and reviewing our accounting and reporting principles and policies. Our board has determined that each of Mr. Carney, Ms. Hess and Mr. Spiegel qualifies as an “audit committee financial expert” under the SEC’s rules. The Audit Committee met twelve times during 2014. See “Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Resources Committee.    The current members of the Compensation and Human Resources Committee are Messrs. Hopkins (Chair), Culang, Montgomery and Muzio, each of whom meets the additional NYSE independence criteria applicable to compensation committee members. All current members of the Compensation and Human Resources Committee served on the committee throughout 2014. This committee oversees compensation and benefits policies and programs for Radian and its subsidiaries, including compensation of the Company’s executive officers, and reviews the quality and depth of officers throughout Radian as well as our management development and succession practices and programs. The Compensation and Human Resources Committee met nine times during 2014. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Committee.    The current members of the Credit Committee are Mr. Culang (Chair), Mr. Carney, Mr. Montgomery, Ms. Nicholson and Mr. Spiegel. Mr. Montgomery was appointed to the committee on August 13, 2014, and all other current members of the Credit Committee served on the committee throughout 2014. In addition, Mr. Serio previously served on the committee until August 13, 2014, when he was appointed to the Governance Committee, as discussed below. The Credit Committee oversees our credit and related risk management policies and procedures, including oversight of our procedures for identifying and quantifying emerging matters that could pose significant risk implications for Radian. This committee reviews our credit-based risks, credit policies and overall credit management. Specifically, this committee reviews the quality of our insurance portfolios, and assesses general compliance with underwriting and diversification guidelines. The Credit Committee met four times during 2014.

Finance and Investment Committee.    The current members of the Finance and Investment Committee are Ms. Hess (Chair), and Messrs. Hopkins, Muzio and Spiegel. All current members of the Finance and Investment Committee served on the committee throughout 2014. This committee reviews the Company’s capital structure and liquidity plans and provides recommendations on capital strategies, including with respect to securities issuances and repurchases, dividends and recapitalizations. This committee also oversees the management of the Company’s investment portfolio and regularly reviews the performance of the investment professionals overseeing the portfolio to ensure adherence to our investment policy guidelines.

The Finance and Investment Committee met four times during 2014.

Governance Committee.    The current members of the Governance Committee are Ms. Nicholson (Chair) and Messrs. Carney, Culang, Hopkins and Serio. Mr. Serio was appointed to the committee on August 13, 2014, and all other current members of the Governance Committee served on the committee throughout 2014. This committee oversees the process of board governance, which includes: identifying and recommending candidates to become members of our board of directors, including potential candidates that may be recommended by stockholders; recommending committee membership and chairperson appointments; ensuring compliance with our Guidelines of Corporate Governance; conducting regular board and individual director assessments; and examining our corporate governance processes. The Governance Committee met four times during 2014.

For a discussion of our board nomination process, see “Consideration of Director Nominees” below.

For a discussion of our board and its committees’ roles in risk oversight of the Company, see “Board and Board Committee Roles in Risk Oversight” below.

Board Leadership Structure

Our Chairman of the Board and Chief Executive Officer are separate positions. We believe that separating these positions enhances the independent oversight of the Company and the monitoring and objective evaluation of the Chief Executive Officer’s performance, and ensures that the board is fully engaged with the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender is the non-executive Chairman of our board of directors. He is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management in all matters concerning the interests of the board. The non-executive Chairman of the Board sets the agenda for board meetings and presides over meetings of the board. Mr. Ibrahim, in his role as the Chief Executive Officer, is responsible for the strategic direction of the Company and the day to day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include determining corporate strategies and policies, ensuring complete and accurate disclosures of financial, operational and management matters to the board, and communicating with the board so they are informed with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our board of directors is actively involved in the oversight of risks that could affect the Company. The full board is responsible for the general oversight of risks. In this regard, the board seeks to understand and oversee the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full board and its committees, and reviews the systems and processes that management has in place to manage the current risks facing the Company and our business, as well as those that could arise in the future. On a quarterly basis, the board meets with management to receive reports derived from the Company’s enterprise risk management (“ERM”) function. This function resides within the office of our Chief Risk Officer and is designed to identify the risks we are facing, and to assess, manage and mitigate those risks. As part of the board’s quarterly process, the board discusses the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks.

The board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•

The Audit Committee regularly inquires of management, the Company’s Chief Audit Executive, and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize these risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, as well as legal and compliance risks.

•

The Credit Committee provides oversight of our credit and related risk management policies and procedures, including the potential effect of developing risk trends in our insured portfolio. The Credit Committee regularly considers significant credit-based risks and exposures faced by the Company and assesses the steps management has taken to manage those risks, as well as our surveillance activities for identifying problem credits and emerging matters with significant risk implications.

•

The Compensation and Human Resources Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy, are achieving their intended purposes, and are not encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—II. Compensation Principles and Objectives.” In addition, the Compensation and Human Resources Committee annually reviews with management a risk assessment of all of the Company’s compensation policies and procedures. Based on its most recent review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.

•

The Finance and Investment Committee regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio. The Finance and Investment Committee also oversees risks related to our capital management.

•

The Governance Committee monitors risks associated with corporate governance practices and oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “Certain Relationships and Related Person Transactions.”

Each Committee Chair provides regular reports to the full board regarding the Committee’s risk oversight responsibilities as discussed above. The board conducts its risk oversight responsibility through these reports, as well as through regular discussions and reports from management regarding any significant and other known risks, including the quarterly reports regarding the Company’s ERM process.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our board of directors must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. In evaluating the independence of each of our directors, our board, through the Governance Committee, considers all relevant facts and circumstances from the standpoint of the director, as well as from the perspectives of persons or organizations with which the director has an affiliation, including the Company. Our board of directors has determined that all of the members of the board, except Sanford A. Ibrahim, are “independent” under current NYSE listing standards and SEC rules. In determining that each of our non-employee directors was independent, the board considered whether there were any facts and circumstances that might impair the independence of each director. The board concluded that no material direct or indirect relationship exists between the Company and any of its non-employee directors, other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

In recommending to the board that each of our non-employee directors was independent, with respect to Mr. Montgomery, the Governance Committee of the board considered the following:

•

In February 2014, the Company entered into a consulting engagement with Aitheras LLC (“Aitheras”) to help the Company evaluate a potential acquisition of Clayton Holdings LLC (“Clayton”). Aitheras is an affiliate of Collingwood and Mr. Montgomery is the Vice Chairman of Collingwood and owns 25% of Collingwood’s Class A interests. Aitheras was uniquely qualified for this engagement given the expertise of its consultants, and in particular, their familiarity with Clayton’s businesses and the industries in which Clayton operates. Mr. Montgomery had no role in the consulting engagement. The total amount paid to Aitheras for this engagement was $12,375.

•

A related party transaction also involving Collingwood that arose as a direct result of Radian’s acquisition of Clayton in June 2014. Since January 2011, Collingwood had been engaged by Clayton to provide consulting services. This pre-existing consulting relationship became a related party transaction for Radian upon the completion of the acquisition of Clayton. The Governance Committee established certain proactive measures to manage the on-going engagement for purposes of reducing the risk that it could impair Mr. Montgomery’s independence in the future, including: (i) prohibiting Mr. Montgomery from participating in the engagement; (ii) limiting the total fees for the engagement to a maximum of $250,000 annually; and (iii) requiring the President of Clayton and the Governance Committee to review the relationship annually. In addition, the consulting relationship has been transferred from Collingwood to its affiliate, Aitheras, and as a result Mr. Montgomery’s interest in the transaction is now indirect. The total amount paid to Collingwood and Aitheras for this engagement following Radian’s acquisition of Clayton was $110,000.

The Governance Committee reviewed and approved the transactions referenced above in accordance with our Related Person Transaction Policy. See “Certain Relationships and Related Person Transactions” below. The Governance Committee also considered whether the relationships had any potential impact on Mr. Montgomery satisfying the director independence requirements and the separate independence requirements for compensation committee members and concluded that Mr. Montgomery continued to meet the applicable requirements under both standards. Based on the recommendation of the Governance Committee, the board considered both of these relationships and concluded that Mr. Montgomery’s interests in them were not material and determined that they did not impair Mr. Montgomery’s independence, including applicable standards of independence for compensation committee members.

Compensation and Human Resources Committee Interlocks and Insider Participation

Messrs. Hopkins (Chair), Culang, Montgomery and Muzio served on the Compensation and Human Resources Committee during 2014. No member of the Compensation and Human Resources Committee during 2014: (i) has ever been an officer or employee of Radian or any of its subsidiaries, or (ii) had any relationship with Radian or its subsidiaries during 2014 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2014, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

Our board of directors has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee), in which: (1) Radian or any of its subsidiaries was or is to be a participant; and (2) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of Radian, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee is responsible for reviewing and pre-approving or ratifying any related person transaction. The Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chair of the committee.

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (1) is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (2) is consistent with the applicable independence rules of the SEC and NYSE; and (3) does not create or otherwise give the impression of a conflict of interest that could result in harm to us. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy); and (ii) the risks to us of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

Information on Our Website

The Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our board of directors operates under a written charter adopted by the full board upon the recommendation of the Governance Committee of the board. Each committee considers the need for amendments or enhancements to its charter at least annually and more frequently as necessary.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our board, its standing committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and board consider the need for amendments or enhancements to our Guidelines of Corporate Governance at least annually and more frequently as necessary.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the code also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    This Proxy Statement and our Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the best interests of our stockholders; (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iii) the ability and commitment to devote the time and effort required to serve effectively on our board, including preparation for and attendance at board and committee meetings; (iv) the ability to draw upon relevant experience and expertise in contributing to board and committee discussions; and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

Although the board does not have a formal diversity policy, the board and the Governance Committee consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, professional experience, and skill resulting in naturally varying perspectives, as well as diversity of race, gender, national origin and age. The board believes that diversity helps to generate comprehensive discussion of issues from multiple perspectives, which contributes to effective decision making.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the board, the Governance Committee and the board of directors seek to foster a board that collectively possesses the qualifications discussed above and the appropriate mix of skills, experience and diversity to oversee the Company’s businesses. The Governance Committee does not aim to find directors who represent a single category or trait, but seeks nominees that supplement and complement the breadth and depth of board expertise.

When seeking and evaluating candidates for the board, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the board, by senior management, by stockholders (so long as such stockholders’ recommendations of candidates are submitted in accordance with the procedures described below), and, if necessary, by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full board.

Stockholder Nominations and Recommendations.    Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For our 2016 annual meeting of stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 13, 2016, but no earlier than January 14, 2016 (except that if the date of the 2016 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2015 Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2016 annual meeting or, if the first public announcement of the date of the 2016 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned directly or indirectly by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

In accordance with our Guidelines of Corporate Governance, the Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the board as a whole and each of its committees. The board and each standing committee of the board also perform an annual self-assessment. As part of its annual assessment, the board frequently engages an independent governance expert to provide an unbiased perspective on the effectiveness of the board and its committees as well as director performance and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for re-election to our board of directors.

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of a registered independent public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (1) monitor the auditor’s independence; (2) monitor the professional services provided by the independent auditor, including pre-approving all audit and permissible non-audit services provided by the independent auditor in accordance with federal law and the rules and regulations of the SEC; (3) review audit results with the independent auditor; (4) review and discuss with management and the independent auditor our financial statements and other financial disclosures in our filings with the SEC; (5) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; (6) review with management, the independent auditor and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting; and (7) provide oversight regarding certain significant risks or exposures facing the Company, including in particular, financial risk exposures.

Before our Annual Report on Form 10-K for the year ended December 31, 2014 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2014 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2014, the matters required to be discussed by PCAOB Auditing Standard 16 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chair)

Lisa W. Hess

Gregory V. Serio

Noel J. Spiegel

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Proposal 1—Election of Directors.”

Teresa Bryce Bazemore	Ms. Bazemore, 55, President of Radian Guaranty, was appointed President of our mortgage insurance business in July 2008. She joined Radian in October 2006 as Executive Vice President, General Counsel and Corporate Secretary and also served as Radian’s Chief Risk Officer from January 2007 to July 2008. Before joining Radian, Ms. Bazemore served as General Counsel, Senior Vice President and Secretary of Nexstar Financial Corporation, a provider of mortgage outsourcing solutions to financial institutions. Prior to that, she was General Counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company. Ms. Bazemore serves as a member of the Residential Board of Governors of the Mortgage Bankers Association and, in the past, Ms. Bazemore has served on the board of directors of the Mortgage Bankers Association, on the Consumer Advisory Council of the Federal Reserve, as the President of Mortgage Insurance Companies of America and on the Fannie Mae National Advisory Council.

Joseph D’Urso	Mr. D’Urso, 47, President, Clayton Holdings LLC, joined Radian on June 30, 2014, following Radian’s acquisition of Clayton. Mr. D’Urso served as Clayton’s Chief Operating Officer from November 2013 until his appointment as President of Clayton in November 2014. Mr. D’Urso joined Clayton as a result of Clayton’s acquisition of Green River Capital, LLC, where Mr. D’Urso served as President from November 2010 to December 2012, at which time he was named President and CEO and he served in these roles until November 2013. Prior to this, from 2006 to 2009 he was with Merrill Lynch, where he served in a number of different roles, including head of the residential mortgage loan related businesses where he directed the residential mortgage loan trading desks, sales, banking, servicing, due diligence and origination businesses. In the past, he also held a number of leadership roles at Goldman Sachs & Co., including distressed loan trading, asset management and servicer surveillance, global mortgage CFO and mortgage controller.

J. Franklin Hall	Mr. Hall, 46, Executive Vice President and Chief Financial Officer of Radian, joined Radian in December 2014 and became Radian’s Chief Financial Officer on January 1, 2015. Prior to joining Radian, Mr. Hall served in a number of different roles with First Financial Bancorp, a bank holding company based in Cincinnati, Ohio, including serving as Executive Vice President and Chief Financial Officer from 2005 until 2012, and then as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2012 until 2013. Mr. Hall began his career at Ernst & Young LLP.

Richard I. Altman	Mr. Altman, 48, Executive Vice President and Chief Operating Officer of Radian Guaranty, was appointed to this role in June 2012. Mr. Altman joined Radian in July 2003 as Vice President, Operations, Finance and Planning and has held several positions while at Radian, including Executive Vice President and Chief Risk Officer and Chief Administrative Officer. Before joining Radian, Mr. Altman served as Vice President of Sales and Operations for the

International Group at Pearson Education, a global publisher of educational, financial and technical materials. Prior to that, Mr. Altman held other senior operational and strategy roles at American Express and Citibank, and also served as a Change Management Consultant with Accenture, a global management consulting, technology services and outsourcing company.

Derek V. Brummer	Mr. Brummer, 44, Executive Vice President, Chief Risk Officer of Radian, was appointed to this role in June 2013. Mr. Brummer joined Radian in 2002 and served in several positions with Radian Asset Assurance prior to assuming his current role with Radian. Most recently, Mr. Brummer served as Senior Vice President, Chief Risk Officer and General Counsel for Radian Asset Assurance, where he managed all risk and legal matters for the financial guaranty company and its insured portfolio. Prior to joining Radian, Mr. Brummer was a corporate associate at Allen & Overy, and Cravath, Swaine & Moore, both in New York.

Edward J. Hoffman	Mr. Hoffman, 41, Executive Vice President, General Counsel and Corporate Secretary of Radian, was appointed General Counsel and Corporate Secretary in July 2008. Since April 2011, Mr. Hoffman also has provided executive oversight for the Company’s compensation and human resources function. Mr. Hoffman joined Radian in August 2005 as Vice President, Assistant General Counsel and was promoted to Senior Vice President, Assistant General Counsel in February 2008. Prior to joining Radian, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Catherine M. Jackson	Ms. Jackson, 52, Senior Vice President, Controller and Chief Accounting Officer of Radian, joined Radian in this role in January 2008. Before joining Radian, Ms. Jackson served eight years with Capmark Financial Group Inc., a financial services company, including as Chief Accounting Officer from June 2004 to August 2007. Prior to Capmark, she served eight years with Salomon Smith Barney as manager of accounting policy. She began her career in the audit practice at KPMG in Philadelphia.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 16, 2015, by: (1) each of our current directors, nominees for director at the annual meeting and our named executive officers, or NEOs, for purposes of the 2014 Summary Compensation Table below; and (2) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 16, 2015 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent of Class
Herbert Wender	395,559	*
David C. Carney	147,822	*
Howard B. Culang	146,639	*
Lisa W. Hess	20,796	*
Stephen T. Hopkins	151,789	*
Sanford A. Ibrahim	1,018,159	*
Brian D. Montgomery	0	*
Gaetano Muzio	5,000	*
Jan Nicholson	142,974	*
Gregory V. Serio	0	*
Noel J. Spiegel	50,796	*
C. Robert Quint	187,156	*
Teresa Bryce Bazemore	225,659	*
Derek V. Brummer	18,885	*
Edward J. Hoffman	64,017	*
All current directors and executive officers as a group (18 persons)	2,526,537	1.32%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person listed is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of March 16, 2015, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Hopkins, who shares voting and dispositive power with his spouse with respect to 10,000 of the shares reported as beneficially owned; (ii) Mr. Spiegel, whose spouse owns 10,000 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership; (iii) Mr. Quint, whose spouse owns 21,600 of the shares reported as beneficially owned; and (iv) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 12,000 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•	Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan as of March 16, 2015.

•

Shares that may be acquired within 60 days of March 16, 2015 through the exercise of non-qualified stock options, as follows: Mr. Ibrahim—325,750 shares; Mr. Quint—49,720 shares; Ms. Bazemore—97,515 shares; Mr. Brummer—0; Mr. Hoffman—25,985 shares; and all current directors and executive officers as a group—491,200 shares.

•

Shares that may be acquired within 60 days of March 16, 2015 upon the conversion of stock-settled restricted stock units awarded to our non-employee directors as follows: Mr. Wender—155,569 shares; Mr. Carney—83,212 shares; Mr. Culang—83,212 shares; Ms. Hess—20,796 shares; Mr. Hopkins—83,212 shares; Ms. Nicholson—83,212 shares; Mr. Spiegel—20,796 shares; and all current directors and executive officers as a group—530,009 shares. All vested, stock-settled restricted stock units granted to a non-employee director will be converted into shares of our common stock upon the director’s departure from our board. The restricted stock units vest three years from the date of grant or earlier upon a director’s retirement, death or disability. The amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 16, 2015.

•

Shares that may be issued within 60 days of March 16, 2015 upon the conversion of phantom stock awards granted to our non-employee directors as follows: Mr. Wender—57,320 shares; Mr. Carney—59,410 shares; Mr. Culang—58,577 shares; Mr. Hopkins—58,577 shares; Ms. Nicholson—55,262 shares; and all current directors and executive officers as a group—289,147 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our board. The amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 16, 2015, including dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

•	500,000 shares owned by a trust for the benefit of Mr. Ibrahim’s son as to which Mr. Ibrahim retains voting and investment control.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings with the SEC of Schedules 13D, 13F and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned	Percent of Class*
FMR LLC (1)	17,175,558	8.989%
245 Summer Street
Boston, MA 02110

Maverick Capital, Ltd. (2)	14,927,246	7.800%
300 Crescent Court, 18th Floor
Dallas, TX 75201

The Vanguard Group (3)	12,898,654	6.750%
100 Vanguard Blvd.
Malvern, PA 19355

Senator Investment Group LP (4)	12,000,000	6.280%
510 Madison Avenue, 28th Floor
New York, NY 10022

Victory Capital Management Inc. (5)	11,102,880	5.810%
4900 Tiedeman Rd, 4th Floor
Brooklyn, OH 44144

Paulson & Co. Inc. (6)	11,043,000	5.780%
1251 Avenue of the Americas
New York, NY 10020

BlackRock, Inc. (7)	10,701,436	5.600%
55 East 52nd Street
New York, NY 10022

*	Based on shares of common stock outstanding at December 31, 2014.

(1)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015. These securities are beneficially owned by FMR LLC and various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 17,175,558 shares and sole voting power with respect to 169,347 shares. Members of the family of Edward C. Johnson 3d, a Director and Chairman of FMR LLC, including Abigail P. Johnson, a Director, Vice Chairman, Chief Executive Officer and President of FMR LLC, may be deemed to control FMR LLC.

(2)	Based on a Schedule 13G/A filed with the SEC on February 17, 2015, Maverick Capital, Ltd. (“Maverick”) reports that it has sole dispositive and voting powers with respect to these shares. These shares are beneficially owned by accounts for which Maverick is an investment adviser. Lee S. Ainsle III is manager of Maverick Capital Management, LLC, the general partner of Maverick. Andrew H. Warford serves as Chairman of the Stock Committee of Maverick.

(3)	Based on a Schedule 13G/A filed with the SEC on February 10, 2015, The Vanguard Group reports that it has sole dispositive power with respect to 12,648,800 shares, sole voting power with respect to 267,454 shares and shared dispositive power with respect to 249,854 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.

(4)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015, Senator Investment Group LP reports that it has shared voting and dispositive powers with respect to these shares. These shares are beneficially owned by funds for which Senator Investment Group LP is an investment manager. Alexander Klabin and Douglas Silverman have control of a Delaware limited liability company that may be deemed to control Senator Investment Group LP.

(5)	Based on a Schedule 13G filed with the SEC on February 11, 2015, Victory Capital Management Inc. reports that it has sole dispositive power with respect to 11,102,880 shares and sole voting power with respect to 9,796,080 shares. These shares are beneficially owned by accounts for which Victory Capital Management Inc. is an investment adviser.

(6)	Based on a Schedule 13G/A filed with the SEC on February 17, 2015, Paulson & Co. Inc. reports that it has sole voting and dispositive powers with respect to these shares. These shares are beneficially owned by funds for which Paulson & Co. Inc. is an investment adviser.

(7)	Based on a Schedule 13G/A filed with the SEC on February 9, 2015, BlackRock, Inc. reports that it has sole dispositive power with respect to 10,701,436 shares and sole voting power with respect to 10,265,143 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2014 were made on a timely basis except as follows: On March 13, 2014, Messrs. Carney, Culang, Hopkins and Wender and Ms. Nicholson filed Forms 4 reporting their receipt of dividend equivalents accrued on phantom stock awards as of March 7, 2014.

The following Compensation Discussion and Analysis includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and the assumptions with respect to future events, and are not a guarantee of future performance. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Cautionary Note Regarding Forward Looking Statements—Safe Harbor Provisions and the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this Compensation Discussion and Analysis. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

COMPENSATION OF EXECUTIVE OFFICERS

AND DIRECTORS

Compensation Discussion and Analysis

I.	Executive Summary

The following is a review of our executive compensation programs and policies, including the material decisions affecting 2014 compensation under these programs with respect to our NEOs.

Our Named Executive Officers

-     Sanford A. Ibrahim, Chief Executive Officer (our principal executive officer)

-     C. Robert Quint, Chief Financial Officer (our principal financial officer through December 31, 2014)

-     Teresa Bryce Bazemore, President Radian Guaranty

-     Derek V. Brummer, Executive Vice President and Chief Risk Officer

-     Edward J. Hoffman, Executive Vice President, General Counsel and Corporate Secretary

With the exception of Mr. Quint, who retired from his position as CFO on December 31, 2014, please see “Executive Officers” for additional information regarding our NEOs.

Highlights of our

Executive Compensation Program

✓     Strong emphasis on performance-based, variable compensation, with our CEO’s base salary representing only 16% of his total target compensation;

✓     All long-term incentives are performance-based with rigorous performance metrics, including restricted stock units (“RSUs”) requiring both relative outperformance of peer companies and strong absolute returns required to vest;

✓     Strong correlation between pay and performance, with our 2014 TSR outperforming 87% of our primary compensation peer group and our CEO’s total compensation representing 1.44 times the multiple of median of this group (based on most recently available information);

✓     Strong governance and pay practices (e.g., limited perquisites; no single-trigger vesting upon change-of-control; no excise tax gross-ups; strong clawback policy and no speculative transactions in our stock permitted);

✓     Supported by approximately 97% of votes cast at our 2014 annual meeting of stockholders

2014 Performance Highlights

-	Achieved full year operating profitability for the first time since 2006;

-	Maintained the second largest market share of private mortgage insurers, preserving our position as the leading private mortgage insurer with respect to insurance-in-force;

-	Proactively reduced the Company’s exposure to mortgage insurance written pre-2009 (“legacy”) business to less than one-third of the Company’s total mortgage insurance portfolio;

-

Purchased Clayton, providing the Company with a diversified, fee-based revenue source and a platform to further the Company’s strategic vision of serving customers throughout the entire mortgage value chain;

-	Made progress towards future compliance with the GSEs’ new, proposed PMIERs by entering into an agreement to sell Radian Asset Assurance; and

-	Achieved significant value for our stockholders, including a TSR of 18.5% for 2014 and over 600% in the three-year period 2012 through 2014.

Please see “2014 Short-Term Incentive Analysis” for additional information regarding our 2014 performance.

Our Performance-Based Compensation Program

In 2014, the Committee continued to adhere to the compensation principles that have guided its decision making since our emergence from the economic downturn. These include a heavy focus on performance-based variable compensation, challenging LTI metrics based on traditional measures of performance, and Committee discretion only when coupled with disciplined decision making and transparency. We particularly note the following with respect to our 2014 executive compensation program:

➢	NEO Compensation is Heavily Weighted Towards Performance-based, Variable Compensation.

Fixed compensation continues to represent a limited portion of the NEOs’ total compensation. Base salary represented only 16% of Mr. Ibrahim’s 2014 total target compensation and, on average, only 26% of the total target compensation for our other NEOs. The remaining target compensation is tied to, and contingent upon, Company and individual performance. The following charts highlight, for the CEO and the other NEOs, the percentage of 2014 total target compensation attributable to each primary component of compensation (average of each component for the other NEOs):

*	Based on target components of compensation, and therefore, not directly comparable to amounts set forth in the 2014 Summary Compensation Table.

➢	Our Program Demonstrated a Strong Correlation Between Pay and Performance.

•	The Committee funded 2014 STI Awards above target based on the exceptional performance of the NEOs.

We believe 2014 was an exceptional performance year for the Company, highlighted by a return to operating profitability for the first time in the last eight years, an agreement to sell Radian Asset Assurance to better position Radian Guaranty to comply with the PMIERs, and the launch of a new mortgage and real estate services business through the purchase of Clayton. Consistent with these positive trends, which resulted in significant stockholder value creation in 2014, the Committee awarded to the NEOs 2014 STI awards at levels above target. This stands in contrast to the performance years during and following the financial crisis (from 2007 through 2012), during which the NEOs received, on average, STI awards of 58% of target, with the CEO receiving no STI award in three of those years.

•	The Committee funded 2013 MTI Awards above target given the strong credit performance and projected profitability of our 2013 insured portfolio.

Immediately following the financial crisis, the Committee reflected upon the various lessons learned from the period leading up to the crisis and focused especially on what could be done from a compensation perspective to establish an appropriate mindset among our NEOs with respect to risk-taking. As a result, in 2009, the Committee replaced our short-term bonus plan with a program consisting of short-term and medium-term cash incentive awards. This plan, the Radian Group Inc. Short-Term and Medium-Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), enhanced our pay-for-performance and risk-based approach to compensation by reducing cash awards for short-term (one-year) performance periods and introducing a medium-term (two-year) performance period during which our executive officers continue to have pay at risk associated with: (i) the credit performance and projected profitability of insurance written during the initial, short-term performance period; and (ii) the on-going integrity of our financial results. The 2013 MTI award was based on the credit performance and projected profitability of our 2013 mortgage insurance portfolio through the end of 2014. Based on the credit performance and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 125% of target for the 2013 MTI awards.

The structure of our STI/MTI Plan impacts the NEOs’ total reported compensation in any given year. Pursuant to this plan, the MTI target for each of the NEOs constitutes 50% of the STI amount awarded to the NEO at the end of each STI performance period. Therefore, the MTI targets for the NEOs, which impact the amounts ultimately paid to our NEOs, can vary significantly from year to year, depending on the NEOs’ performance and the corresponding amounts earned for STI in any given performance period. Because our NEOs earned above-target STI awards for 2013 performance, their 2013 MTI targets were also larger than in prior years, resulting in comparably higher amounts paid for MTI and reported in 2014 total compensation.

•	Our pay and performance are well-aligned when compared against our primary peer group.

When considering our CEO compensation against our financial performance over the last three years, we believe our pay for performance results compare very favorably against the companies included in the primary compensation peer group used by the Committee for evaluating our NEO compesation. This is demonstrated in the following table, which compares our performance (by ranking as a percentile the Company’s three-year TSR through 2014 against the three-year TSR of each of the peer companies) and our pay (by ranking as a percentile our CEO’s average total reported compensation for the three years 2012 through 2014 against the average total reported compensation for chief executives of our peer companies over the same three-year period):

*	For those peers for which 2014 total reported compensation was not yet available, we assumed 2014 total reported compensation was equal to 2013 total reported compensation; and therefore, the pay percentiles referenced above do not fully reflect all potential changes in chief executive compensation between 2013 and 2014.

➢	Our Annual LTI Awards Include Performance Metrics that are Extremely Challenging, Including Performance-Based Equity Awards that Require Both Relative Outperformance and Strong Absolute Returns.

Under our 2014 LTI awards, the NEOs will be entitled to a meaningful payout only if the Company continues to both outperform the market and produce meaningful returns to stockholders. This overall design, which is intended to further align the interests of the NEOs with those of our stockholders and to enhance long-term stockholder value, consists of the following:

•

The 2014 performance-based restricted stock units (“Performance-Based RSUs”) incorporate measures of absolute performance in addition to performance relative to the Company’s peers. The 2014 Performance-Based RSUs require the Company to achieve at least a 25% TSR (on an absolute basis) over a three-year performance period for a NEO to be eligible to receive an award at 100% of target. Also, regardless of the extent to which the Company may be outperforming its peer group, if the Company’s TSR is negative over this three-year performance period, the NEO’s maximum payout will be reduced to 50% of target, which we believe reflects an appropriate balance that aligns our NEOs’ interests with those of our stockholders (i.e., reducing awards in the event of stockholder losses), while preserving the motivation of our NEOs to outperform similarly situated companies in a down economic environment.

•

The 2014 performance-based stock options (“Performance-Based Options”) will vest only if the closing price of the Company’s common stock exceeds 125% of the option exercise price for ten consecutive trading days ending on or after the third anniversary of the grant date.

➢	We Have Implemented Strong Governance and Compensation Practices, and We Do Not Engage in Problematic Pay Practices.

Consistent with our strong governance and compensation practices, we:

•	Provide limited perquisites;

•	Prohibit speculative transactions in our stock;

•	Impose a strong compensation clawback policy;

•	Impose rigorous stock ownership requirements;

•	Apply double-trigger vesting for change-of-control payments; and

•	Do not provide excise tax gross-ups.

We provided no perquisites to our CEO in 2014 and perquisites to our other NEOs have been de-minimis. Beginning in 2010, we instituted a new termination pay strategy that eliminated any payments to the NEOs based solely upon a change of control without termination of employment. Our Code of Conduct and Ethics specifically prohibits engaging in certain speculative transactions in Radian securities, including short sales and buying or selling puts or calls of Radian securities. In addition, we strongly discourage any other form of hedging or monetization transactions that would allow an employee or director to own our securities without the full risks and rewards of ownership. Accordingly, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with both the Company’s General Counsel and Chief Financial Officer. No such transactions were pre-cleared during 2014.

In 2014, the board of directors adopted the Clawback Policy that provides for the recoupment of incentive compensation in the event of a material restatement of the Company’s financial results and/or a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated. See “IX. Anti-Hedging Clawbacks and Pledging of Securities” for more information regarding the Clawback Policy.

In November 2014, we entered into a new employment agreement with Mr. Ibrahim (the “2014 Agreement”). The 2014 Agreement eliminates pre-established minimum target levels for incentive based compensation, including Mr. Ibrahim’s minimum target award under the Company’s STI/MTI Plan and Mr. Ibrahim’s minimum target LTI award.

➢	The LTI Programs Implemented During the Financial Crisis to Guide Our Survival and Recovery Have Increased the Total Reported Compensation of our NEOs in Recent Years.

In response to economic and business conditions following the financial crisis, the Committee granted cash-based awards to the NEOs beginning in 2008 that were designed to incentivize management to persevere through the economic downturn and reposition the Company for future long-term success (“Non-Equity LTI Awards”). The Committee granted these cash-based awards rather than equity due to the limited amount of equity available for issuance under our equity plan at that time. In addition, the Non-Equity LTI Awards also allowed the Committee greater flexibility for assessing NEO performance during a period in which reliable projections were extremely difficult to develop and for providing upside opportunities to the NEOs for a high-level of performance. The first and largest (measured by target and maximum payout) of these Non-Equity LTI Awards was paid to the NEOs and reported as part of the NEOs’ total compensation in 2011, which also happened to be the first year since the financial crisis in which the Committee granted LTI awards to the NEOs that consisted entirely of equity-based awards. In accordance with applicable SEC rules, equity-based awards are reported at their total grant date fair value when granted (as compared to the Non-Equity LTI Awards, which are not reported until paid). As a result, beginning in 2011, the NEOs’ total reported compensation has been significantly impacted by the combination of the cycle-end payouts under the Non-Equity LTI Awards granted in prior years and the Committee’s granting of equity-based LTI awards to motivate future performance.

The following chart illustrates the compounding effect this had on the CEO’s total reported compensation from 2011 through 2014.

To further illustrate the impact of the structure and timing of our LTI awards on total reported compensation, the following chart illustrates what our CEO’s total reported compensation would have been had his LTI awards been granted entirely in the form of equity-based awards during the two-year period of 2009 through 2010.

The last of these Non-Equity LTI Awards vested and was paid in May 2014.

II.	Compensation Principles and Objectives

Our executive compensation program is designed under the direction of the Committee to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with sound risk management practices and our overall business and strategic objectives. This pay-for-performance philosophy is intended to align our NEOs’ interests with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. We have developed the following set of principles and objectives for executive compensation. We use these principles and objectives to make decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives.

We believe our executive compensation program should:

•	Support the execution of our business strategy and performance;

•	Maintain an appropriate balance between short-term and long-term compensation, while weighting total compensation toward variable pay;

•	Focus executives on long-term performance that aligns with stockholders’ interests;

•	Manage risk with appropriate protection/controls;

•	Maintain pay practices that are externally competitive and reasonable; and

•	Remain flexible to respond to current market developments.

III.	Compensation Process and Oversight

A.    Committee Process and Role

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Head of Human Resources and our General Counsel, who serve as liaisons between management and the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as the Committee deems appropriate to advise the Committee and the board with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Pay Governance as its sole independent compensation consultant. Pay Governance provides compensation advisory services to the Company relating to the compensation of executive officers and non-employee directors. Other than this work, Pay Governance performs no additional services for the Company. The Committee chair approves the payment of all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the performance of Pay Governance. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. In 2014, the Committee assessed the independence of Pay Governance and the Committee’s primary external counsel and concluded that the work performed by these advisors does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our board to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.     Consideration of Stockholder Input Regarding our Executive Compensation Program

At our 2014 Annual Meeting of Stockholders held on May 14, 2014, in the advisory vote on our executive compensation program, approximately 97% of the votes cast were in support of the overall compensation of the NEOs. We appreciate the support we received from our stockholders at last year’s annual meeting.

As part of our commitment to engaging with our stockholders, management frequently meets with stockholders to discuss matters of significance to stockholders, including our executive compensation program. In addition, to the extent our stockholders indicate a concern with respect to our executive compensation program (through negative say-on-pay votes or otherwise), management will seek to contact those stockholders to better understand their concerns. This may occur as part of our solicitation efforts in connection with our annual meeting of stockholders.

Through our stockholder engagement process, we have learned about our stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation. Management shares this information with the Committee. Management and the Committee consider the outcome of the most recent say-on-pay vote and the information we learn from our solicitation and outreach efforts. In response to the feedback we have received:

•	We have continued with a total executive compensation program that is heavily weighted towards performance-based compensation;

•

We have maintained a strong focus on credit performance, with 50% of each NEO’s STI award remaining at risk for a second year and subject to the credit performance and projected profitability of the insurance we wrote during such period;

•	We have continued to provide significant transparency regarding our compensation decisions, including importantly, those decisions that involve Committee discretion; and

•

We have maintained exceptional rigor in our LTI program, with payments for the 2014 LTI awards dependent on both our relative and absolute performance, including a meaningful increase in our stock price.

In addition, given the relative complexity of our business circumstances and executive compensation program, we have designed this Compensation Discussion and Analysis to explain the Committee’s implementation of its pay-for-performance philosophy in the context of the past and current economic and operating environments.

C.    Setting Compensation

To set compensation for the NEOs, we utilize different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent our “primary compensation tools,” which we use to establish an appropriate compensation level for each of the NEOs. In addition, when evaluating a NEO’s compensation, the Committee typically will assess the NEO’s overall performance, as well as current and potential future responsibilities within the Company. For the compensation of the NEOs other than the CEO, the main participants in our compensation process are the Committee, its independent compensation consultant and three members of management—the CEO, Head of Human Resources and General Counsel (except with respect to their own compensation). The Committee possesses ultimate authority over compensation decisions for the NEOs other than the CEO. The process for establishing the compensation of our NEOs other than the CEO is as follows:

We believe that management’s participation in the compensation process is critical to create an equitably tailored program that is effective in motivating our NEOs and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and risk management. Our NEOs annually develop a set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our board of directors. In addition, each NEO develops a set of individual performance goals and presents them to the CEO, who adjusts and approves them and presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining a NEO’s STI award. The process for assessing performance against these objectives is discussed in greater detail below.

With respect to the CEO, the independent directors of our board possess the ultimate authority over compensation decisions. The process for establishing the compensation of our CEO is as follows:

Benchmarking Compensation

We consider external benchmarking an important analytical tool for helping us establish a market competitive point of reference for evaluating executive compensation. However, benchmarking is not the sole factor used in setting compensation, and the Committee regularly assesses how and the extent to which benchmarking is used.

The primary components of our 2014 compensation program (i.e., base salary and short-term, medium-term and long-term incentives), as well as the 2014 total target cash and direct compensation for each NEO, were benchmarked (to the extent information was available) against similarly situated executive positions at other companies using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate:

(1) Data from a primary compensation peer group approved by the Committee and consisting of the following companies:

Assured Guaranty Ltd. Essent Group Ltd. Fidelity National Financial, Inc. First American Corporation Genworth Financial, Inc. MBIA Inc. MGIC Investment Corporation	National Mortgage Insurance Corporation Ocwen Financial Corporation Old Republic International Corporation PHH Corporation Stewart Information Services Corporation Walter Investment Management

(2) Financial services data from 185 organizations that participate in Towers Watson’s Financial Services Executive Compensation Database; and

(3) General industry data from 1,103 organizations across a range of industries that participate in Towers Watson’s General Industry Executive Compensation Database.

Primary Compensation Peer Group.    Management prepares, and the Committee reviews and approves, the primary compensation peer group annually to develop a compensation peer group that is relevant for evaluating current executive officer compensation. For 2014 benchmarking, the Committee made two changes to our primary compensation peer group by adding two publicly traded mortgage insurance companies—Essent Group Ltd. and National Mortgage Insurance Corporation. In general, we believe the roles and responsibilities of our NEOs are sufficiently similar to the executive positions within the primary compensation peer group, so that the executive positions in this peer group represent a relevant benchmark for evaluating our executive compensation. The Committee also evaluates the relevance of the companies in our peer group to Radian based on measures such as revenue, market capitalization and total assets. Where appropriate, the Committee has excluded companies that may be competitors of the Company (e.g., Arch Capital Group Ltd. and American International Group, Inc.), but do not represent a good benchmark for compensation given their relative size and complexity compared to Radian.

From time to time, third parties have established what they purport to be comparable peer groups for the Company for the purpose of assessing the Company’s relative performance and compensation. The Committee does not utilize such other peer groups for the purpose of evaluating our NEOs’ compensation, in part because the companies often included within such groups tend to be concentrated in sectors of the financial services industry, such as banking, that are not sufficiently similar to Radian. It has been our experience that the companies included within these groups (especially banks) frequently differ from Radian with respect to regulatory requirements, capital standards, customers, measures of performance, and importantly, compensation form and amount, so that they are not actually peers of Radian. While the Committee may use these companies as a secondary benchmark point of reference (see “Financial Services and General Industry Reference Points”), it does not consider them to be primary peers of the Company.

The use of different groups for benchmarking purposes can significantly change the perceived competitiveness of our NEOs’ compensation. For example, when measured against the total compensation paid to chief executive officers in our primary compensation peer group, Radian’s CEO’s 2014 total paid compensation was 1.44 times the median (“Multiple of Median”) of the total compensation paid to the CEOs in this group (based on the most recent year for which information was publicly reported). In contrast, when using a comparison group assigned to us by an independent third-party in a widely distributed report in 2014, our CEO’s Multiple of Median increases significantly to 3.70 times. Only four of our primary peer companies were included among the 20 companies identified by the third-party as Radian’s peers. This independent third-party primarily relies on Global Industry Classification Standard (“GICS”) codes to assign peer groups for companies. Our GICS code “Thrifts and Mortgage Finance Companies” primarily consists of community banks and other lending institutions and not insurers. For the reasons discussed above, we do not consider the significant majority of companies included in our GICS code to be appropriate peers for evaluating our NEOs’ compensation.

Financial Services and General Industry Reference Points.    The companies that comprise our primary compensation peer group vary in terms of size and relative complexity. Because we may compete for talent in markets other than those in which we compete for business, we also use, as necessary, the broader financial services and general industry reference points.

The financial services data and the general industry data are compiled annually by Towers Watson, an independent third-party. For these two reference points, we use pre-established subsets of companies contained in the databases of Towers Watson, so that we compare companies of reasonably similar size to us. The subsets are based on standard revenue ranges that are provided in published compensation surveys, and we do not select or have any influence over the companies that participate in these surveys. The subset of companies we use consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The financial services data focuses on companies with assets of less than $20 billion, while the general industry data is composed of companies with revenues of less than $3 billion. We do not participate in the selection of the companies for inclusion in these reference points and are not made aware of the companies that constitute these reference points.

We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. It has been our practice to collaborate with the independent compensation consultant in this process in order to apply a consistent and disciplined approach in our benchmarking methodology and philosophy. In benchmarking an executive officer’s total target cash compensation, we consider base salary plus cash-based short-term and medium-term incentives. Total target direct compensation consists of target cash compensation plus the annualized accounting value of long-term incentives.

We use benchmarking to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate or in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group. For each executive officer, we may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group of companies, depending on the Committee’s judgment concerning the comparability of executive officer roles in these benchmark references. As a result, our assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies and specific roles against which our executive officer positions are being compared and the potential market demand for such positions.

For each of the NEOs, the results of the benchmarking conducted by the independent compensation consultant in October 2013 for the purpose of setting 2014 target compensation were as follows:

Executive Officer	Primary Compensation Peer Group	Financial Services Reference Point	General Industry Reference Point
Mr. Ibrahim	Below Median	Between 50th and 75th Percentiles	Between 50th and 75th Percentiles
Mr. Quint	Between 50th and 75th Percentiles	Between 50th and 75th Percentiles	Between 50th and 75th Percentiles
Ms. Bazemore	Above Median	No relevant comparison	No relevant comparison
Mr. Brummer	Above Median	Above 75th Percentile	No relevant comparison
Mr. Hoffman	Below Median	Between 50th and 75th Percentiles	Between 50th and 75th Percentiles

As our benchmarking process for 2014 illustrates, while the Committee considers benchmarking a valuable reference point for assessing the competitiveness of the NEOs’ compensation, the Committee does not set compensation for the NEOs to adhere strictly to any specific benchmarked reference point.

Internal Equity

While external benchmarking is critical in assessing the overall competitiveness of our compensation program, we believe that our compensation program also must be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, our Chief Executive Officer and the Committee also consider internal equity among our executive officer group and other members of senior management when setting the components of compensation.

Our review of internal equity involves comparing the compensation of positions within a given level of the organization and/or comparing the differences in compensation among various organization levels. For 2014 compensation, the Committee compared the compensation for each NEO (other than the CEO) against his/her peers in the executive officer group. Although we monitor the difference in pay between the Chief Executive Officer and the other executive officers, given the uniqueness of the CEO position and its breadth of responsibilities, we do not perform a formal internal equity analysis of the CEO relative to other executive officer positions.

Wealth Accumulation

The Committee regularly reviews “total reward” tally sheets for each of the NEOs and considers the current value and potential future value of existing equity awards as factors in evaluating a NEO’s compensation.

IV.	Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary direct compensation components: base salary and short-term, medium-term, and long-term incentives. As discussed in greater detail below, the incentive-based portions of our program are tied to: (i) our short-term and medium-term corporate performance; (ii) achievement of strategic and individual performance goals; and (iii) our long-term business performance and growth in stockholder value. The short-term incentives have been designed to recognize the achievement of annual objectives, while the medium-term and long-term incentives have been designed to ensure that decisions made in achieving short-term objectives have an appropriate impact on the Company in supporting our longer-term goals.

A. Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. As discussed above, base salaries for the NEOs are based on competitive market compensation data and internal equity. The following table compares the base salaries for each of the NEOs at year-end 2014 and 2013, as well as the current base salary for each NEO:

Base Salary

Named Executive	Year-end 2014 Salary	Year-end 2013 Salary	Current Base Salary
Mr. Ibrahim	$900,000	$900,000	$950,000
Mr. Quint	$400,000	$400,000	$400,000	(1)
Ms. Bazemore	$500,000	$500,000	$550,000
Mr. Brummer	$390,000	$390,000	$415,000
Mr. Hoffman	$375,000	$350,000	$400,000

(1)	Amount reflects Mr. Quint’s base salary through his retirement from the Company on March 31, 2015.

B.    Short-Term and Medium-Term Incentive Program

This discussion refers to 2014 performance objectives for the Company and the NEOs as well as to the Company’s and NEOs’ actual 2014 performance results. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.

The STI/MTI Plan enhances the Company’s approach to compensation by recognizing that not all decisions made by our NEOs in the short-term can be evaluated fully at the end of an annual performance period. Thus, the STI/MTI Plan provides the NEOs with the opportunity to earn cash incentive awards during a two-year performance period, with the STI period covering the first calendar year in which the award is granted and the MTI period covering the full two-year performance period (from January 1 of the year of grant through December 31 of the second performance year). Pursuant to this approach, the Committee has the ability to reward NEOs for (among other items) new insurance originations in any short-term performance period, but it also retains discretion to pay a significant portion of the overall award only after it is apparent that such originations are likely to satisfy targeted profitability expectations. Consequently, the STI/MTI Plan serves to protect against inappropriate risk-taking with respect to mortgage insurance originations.

The amount of STI awarded to a NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental objectives are established each year in the context of our annual business planning process and are approved by our board. Using these objectives, individual performance goals are established by each NEO and adjusted and approved by the CEO and the Committee, as discussed in “III. Compensation Process and Oversight” above.

At the end of each performance year, each NEO provides a performance self-assessment to the CEO (and the CEO provides a similar self-assessment to the Committee), including his or her level of attainment of the specified performance goals. The CEO reviews the performance of each NEO (other than himself) against his or her respective performance objectives and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award.

The Committee (the independent directors in the case of the CEO) retains ultimate authority with respect to amounts awarded to the NEOs under the STI/MTI Plan. Although actual performance measured against the performance goals is the primary consideration for the STI awards, the Committee (or the independent directors) may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each NEO. Each year, the Committee considers the level of Committee discretion that is appropriate in determining the amount to be awarded to the NEOs under the STI/MTI Plan, and in particular, whether a more formulaic approach to the STI payouts would be appropriate. The Committee has determined that while a more formulaic approach could bring greater predictability to the level of potential payouts, it also has the potential to ignore the multitude of variables that steer our NEOs’ decision-making throughout any given annual period, and most importantly, the potential to limit the Committee’s ability to appropriately recognize factors that were not apparent to the Committee when setting corporate objectives at the beginning of an annual performance period. As a result, the Committee currently imposes what it believes is a limited, but appropriate, level of discretion in which clear metrics are established for each major area of focus, but with the payouts subject to the Committee’s discretion to take into consideration factors that are not possible to capture and appropriately weight in a limited set of metrics. We recognize the potential negative impact of discretion on transparency, and therefore, we disclose in detail not only the hard performance metrics established for evaluating performance, but also the qualitative factors considered by the Committee in evaluating each of the major areas of focus and the Committee’s assigned payout percentage for each such area.

For each NEO, the Committee may weigh the various performance goals differently in light of the NEO’s role, giving appropriate consideration to the degree to which each NEO impacted our performance. Once the amount of STI is determined for each NEO, only 50% of this amount is actually paid to the NEO as an STI bonus. For 2014, these amounts are set forth in the “Bonus” column of our 2014 Summary Compensation Table. The remaining 50% of each executive’s STI award then becomes that executive officer’s target MTI award for the MTI performance period. At the end of the MTI performance period, the Committee determines what percentage, if any, of the target MTI awards will be paid to the NEOs based on the Company’s achievement of certain pre-established business and financial performance metrics and goals (discussed below for the 2013 MTI award). Other than for determining the MTI target amount (which is derived based on each individual’s STI performance), individual officer performance is not evaluated for purposes of determining or paying the MTI awards, and all NEOs receive the same percentage payout relative to target. The Committee has set a maximum payout of 125% of target for the MTI awards. The following diagram illustrates the award process under our STI/MTI Plan for the 2014 STI/MTI awards:

2014 Short-Term Incentive Analysis

For 2014, the NEOs’ STI awards were determined based on the Committee’s assessment of the Company’s performance against the following three performance areas, weighted as indicated:

•	Radian’s “Corporate Results & Financial Strength” generally considers two critical items—our consolidated operating performance and the management of our liquidity and capital positions.

•

Radian’s “Franchise Performance” generally considers our absolute performance against four critical business metrics—the amount of new mortgage insurance we write (“NIW”), our mortgage insurance market share, our mortgage insurance operational efficiency and service delivery, and our ability to optimize the talent of our employees.

•

Radian’s “Positioning for the Future” generally considers our performance against certain strategic priorities that are important to our long-term success, including promoting the role of private mortgage insurance on legislative and regulatory issues, developing new business opportunities, and modernizing our information technology (“IT”) platform and service delivery.

The following table highlights the Company’s performance in each of the three performance areas, including targets established by management and approved by the Committee and the Company’s actual and relative performance against these targets (as applicable):

2014 Short-Term Incentive Measures and Performance (1)

Corporate Results & Financial Strength				Franchise Performance				Positioning for the Future
Metric	Target	Actual		Metric	Target	Actual		Metric
Operating Results (2)	$130.7M	$342.4M	+	NIW	$44.7B	$37.3B	+	Promote Mortgage Insurance (6)
Capital & Liquidity Management (3)				Market Share	24.0%	22.2%		New Business Opportunities (7)
				Operational Effectiveness and Performance (4)				Modernization (8)

Optimizing Talent (5)

(1)	The potential payout range for each of the three performance areas was as follows—Corporate Results & Financial Strength (-50% to 100%); Franchise Performance (0% to 70%); and Positioning for the Future (0% to 30%). Collectively, the ranges reflect a maximum potential payout of 200%, but also the potential to reduce the overall payout of this award for failure to achieve the Company’s target operating results and objectives with respect to capital and liquidity management.

(2)	Represents adjusted pretax operating income (loss), a non-GAAP financial measure that adjusts GAAP pretax income (loss) from continuing operations to remove the effects of net gains (losses) on investments and other financial instruments, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. It also excludes gains and losses related to changes in fair value estimates on insured credit derivatives and instead includes the impact of changes in the present value of insurance claims and recoveries on insured credit derivatives, based on our ongoing insurance loss monitoring. Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. Adjusted pretax operating income is a non-GAAP financial measure that we use throughout this Compensation Discussion and Analysis. A full discussion of our use of adjusted pretax operating income to enhance a reader’s understanding of the underlying performance of our operations, and a reconciliation of this measure to pretax income from continuing operations, can be found on pages 81-82 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. “GAAP” means accounting principles generally accepted in the United States of America.

(3)	Maintain compliance with current GSE eligibility requirements and take measurable steps to ensure on-going compliance with the PMIERs (once implemented), while maintaining significant levels of holding company liquidity.

(4)	This metric focuses on process improvements for greater efficiency in our mortgage insurance business, measured by median cycle time for claims paid processing, customer care answer rate, average hold time for incoming calls, and turnaround times for mortgage insurance decisions.

(5)	Measured based on unplanned turnover rates, retaining critical talent, and internally sourcing open positions.

(6)	Representing the Company’s position, directly and indirectly, on legislative and regulatory issues that have the ability to affect the mortgage insurance industry and the Company.

(7)	Represents the exploration and execution of opportunities related to new products and initiatives.

(8)	This metric focuses on the deployment of the first phase of the Company’s origination automation plan within budget.

We believe 2014 was an exceptional performance year for the Company in many respects. The Company achieved operating profitability for the first time since 2006, benefiting from an improved macroeconomic environment and from specific actions taken by the NEOs to shed “legacy” exposure and related concerns that had resulted in losses and uncertainty in previous years. The Company aggressively pursued alternatives to improve its liquidity position and to prepare Radian Guaranty for future compliance with the PMIERs. Notably, this pursuit led to an agreement to sell Radian Asset Assurance, which closed on April 1, 2015, providing Radian Guaranty with approximately $790 million in net proceeds to apply towards compliance with the PMIERs. The sale of the Company’s financial guaranty business also allows the Company to focus on its core strategy of growing its mortgage insurance business and developing products and services to satisfy the needs of participants in the mortgage and real estate services industries. In furtherance of this strategic objective, the Company pursued and purchased Clayton in 2014, which has provided the Company with a diversified source of revenues and a platform to continue to build fee-based services.

While there were some disappointments in 2014 as discussed in more detail below, the Committee determined that overall, the NEOs exceeded expectations. Most important, while challenges still remain, the NEOs have positioned the Company for continued success as we look to further capitalize on the high credit quality mortgages being generated today as well as future opportunities to leverage our new mortgage and real estate services platform to grow and diversify our revenues and provide greater value to new and existing customers. These efforts translated into increased value for our stockholders, with the Company achieving a TSR of 18.5% for 2014.

With respect to the overall 2014 STI payout for the NEOs, the Committee assigned a base payout of 145% of target based on the following assessment:

2014 Short-Term Incentive Metrics Summary

Funding Level	Target	Potential Payout	Committee Assessment	Approval	Relative to Target
Corporate Results & Financial Strength	50%	(50%) - 100%		95%	+45%
* Operating Results			Significantly Exceeded
* Capital & Liquidity Management			Significantly Exceeded
Franchise Performance	35%	0% - 70% Max		25%	-10%
* NIW/Market Share			Underperformed
* Operational Effectiveness & Performance			Exceeded
* Optimizing Talent			Exceeded
Positioning for the Future	15%	0% - 30% Max		25%	+10%
* Promote MI			Met
* New Business Opportunities			Exceeded
* Modernization			Met

Total Funding	100%	0% - 200%		145%	+45%

Corporate Results & Financial Strength (45% above Target).    In 2014, the Company achieved consolidated operating income for the first time in the last eight years. Adjusted pretax operating income significantly exceeded the Company’s operating plan by approximately $211 million, with the improvement mainly driven by an overall improvement in mortgage insurance incurred losses.

In 2014, our capital and liquidity management efforts largely were focused on raising funds to purchase Clayton and in preparing for the release and implementation of the proposed PMIERs. With respect to Clayton, in May 2014, we successfully raised net proceeds of approximately $550 million through two simultaneous public offerings of equity and senior debt. These offerings raised approximately $250 million in excess of the Clayton purchase price, which provided us with the flexibility to redeem $55 million in senior notes prior to their maturity in 2015, and better positioned the Company for the implementation of the proposed PMIERs.

With respect to the PMIERs, significant efforts were required to proactively respond to the public release of the proposed PMIERs, which had a disproportionately negative impact on mortgage insurance providers with legacy insured portfolios (such as Radian Guaranty) as compared to newer entrants in the industry. This disproportionate impact was far more significant on Radian Guaranty due to the lack of credit given under the proposed PMIERs for Radian Guaranty’s ownership in Radian Asset Assurance. Following the release of the proposed PMIERs, we launched an aggressive monetization effort with respect to Radian Asset Assurance. In July 2014, we received approval from the New York Department of Financial Services for Radian Asset Assurance to issue an extraordinary dividend of $150 million to Radian Guaranty, providing our stakeholders with further evidence that Radian Asset Assurance could be effectively monetized. In late December 2014, our efforts to monetize Radian Asset Assurance culminated in Radian Guaranty agreeing to sell Radian Asset Assurance to Assured Guaranty Corp. in a transaction that closed on April 1, 2015, providing Radian Guaranty with net proceeds of approximately $790 million. In light of this transaction, our available holding company cash and other potential sources of capital or capital relief available to us, we are confident in our future ability to comply with the PMIERS.

Based on our strong operating performance and the meaningful actions taken to manage our capital and liquidity positions, the Committee determined that the NEOs significantly exceeded expectations in 2014 with respect to Corporate Results & Financial Strength, assigning a payout of 95% to this area of focus (45% above target).

Franchise Performance (10% below Target).    In 2014, we achieved $37.3 billion in NIW compared to our operating plan target of $44.7 billion. The primary reason for our below-target performance was a smaller mortgage origination market than previously projected. We mitigated this development by increasing our efforts in attracting new customers, and in 2014, we exceeded our target for new customers (adding 150 new customers versus a target of 130 new customers). Our volume of NIW in 2014 allowed us to finish the year as the leading mortgage insurance provider from an insurance-in-force perspective, increasing insurance-in-force by 6.6% in 2014. Our estimated full year market share of 22.2% also came in below our 2014 target of 24%. Competition in the private mortgage insurance market was intense given the presence of new entrants seeking a foothold in the industry and newly resurgent legacy mortgage insurers fighting to regain their historical share. As a result of our sales efforts, including the continued growth and diversification of our customer base, we were able to maintain our second largest market share among the private mortgage insurers.

Customer service has become an important competitive differentiator in the private mortgage insurance industry. We generally exceeded all of our operational service targets in 2014. We also continued to improve our claims processing, reducing the median cycle time in 2014 and reducing open claims by over 50%. Our employee retention in 2014 continued to be very healthy. Voluntary turnover, one of the indicators we use to measure employee engagement, was 2.7% in 2014, well below our target of 10%. The Company continues to retain top talent by filling positions internally (33% of open positions were filled internally) and also has been able to attract top talent externally.

Despite the NEOs’ efforts and certain successes in this area, the overall results were below targeted expectations, and the Committee determined that the NEOs underperformed, assigning a payout of 25% to this area of focus (10% below target).

Positioning for the Future (10% above Target).    In 2014, we pursued and purchased Clayton, providing the Company with a non-regulated source of revenues and increasing Radian’s presence in the mortgage and real estate services industries. We began to develop synergies from this acquisition, which we view as a foundation for executing our strategy to increase our presence throughout the mortgage value chain. With respect to promoting and protecting our mortgage insurance franchise, we continued to effectively promote the role of mortgage insurance in the housing finance market as well as engage on issues that have the potential to impact our mortgage insurance franchise, such as the PMIERS and the potential future reform of the housing finance system. In a challenging legislative environment, we were successful in our efforts to promote extension of the tax deductibility of mortgage insurance through 2015. We recognize that our future depends on our ability to provide superior services efficiently, and in 2014, our modernization efforts focused primarily on the development and testing of the Company’s next generation mortgage insurance underwriting platform, which is expected to provide the Company with more flexibility for meeting customer needs.

The Committee determined that the NEOs generally exceeded expectations with respect to “Positioning for the Future,” assigning a payout of 25% to this area (10% above target). In doing so, the Committee recognized that despite the challenges confronting management in the ordinary course of business, the NEOs were able to take definitive actions to better position the Company for long-term success.

The following table sets forth, for each NEO: (i) the maximum amount that could have been awarded under the STI/MTI Plan for 2014 short-term performance (column a); (ii) the NEO’s target 2014 STI award (column b); (iii) the total amount actually awarded to the NEO based on 2014 short-term performance (column c); (iv) the total amount paid as a bonus to the NEO for 2014 STI (50% of amount awarded) (column d); and (v) the NEO’s 2014 MTI target (the remaining 50% of amount awarded) (column e):

2014 Short-Term/Medium-Term Incentives

Named Executive	(a) 2014 Maximum STI Award	(b) 2014 Target STI Award	(c) 2014 Total Amount Awarded ($ and % of Target)	(d) 2014 STI Amount Paid	(e) 2014 MTI Target
Mr. Ibrahim (1)	$3,150,000	$1,575,000	$2,300,000	$1,150,000	$1,150,000
			146.0%

Mr. Quint (2)	$1,000,000	$500,000	$725,000	$362,500	$362,500
			145.0%

Ms. Bazemore (3)	$1,500,000	$750,000	$1,000,000	$500,000	$500,000
			133.3%

Mr. Brummer (4)	$858,000	$429,000	$620,000	$310,000	$310,000
			144.5%

Mr. Hoffman (5)	$825,000	$412,500	$600,000	$300,000	$300,000
			145.5%

(1)	The Committee believes that the CEO’s performance largely is reflected by the Company’s overall performance against the STI metrics. As a result, the independent directors determined that Mr. Ibrahim had an exceptional performance year, noting his leadership of the organization in achieving operating profitability, managing the Company’s capital and liquidity positions (including the agreement to monetize Radian Asset Assurance) and developing and executing a strategic vision for the Company with the purchase of Clayton and launch of the Company’s mortgage and real estate services segment.

(2)	Similar to Mr. Ibrahim, the Committee determined that Mr. Quint significantly influenced the Company’s exceptional performance in 2014. In reviewing Mr. Quint’s performance, the Committee noted Mr. Quint’s efforts in: (a) preparing Radian Guaranty for future compliance with the PMIERs, including the agreement to sell Radian Asset Assurance and exploration of various reinsurance alternatives; (b) enhancing our liquidity position through concurrent public offerings of equity and debt; and (c) executing the purchase of Clayton.

(3)	In assessing Ms. Bazemore’s performance, the Committee noted that she achieved a number of critical objectives in furtherance of the Company’s exceptional performance, including: (a) driving improved performance in our mortgage insurance business that resulted in our achieving operating profitability in 2014; (b) managing Radian Guaranty through the release of the proposed PMIERs and actively promoting the role of private mortgage insurance; (c) improving our mortgage insurance operations and the modernization of our mortgage insurance underwriting platform; and (d) onboarding a significant number of new customers to support our position as the leading mortgage insurance provider from an insurance-in-force perspective. While the Committee determined Ms. Bazemore exceeded expectations overall, the Committee also noted the below target performance of our mortgage insurance business with respect to NIW and market share in assigning a payout to Ms. Bazemore that was below the Company total funding level.

(4)	In assessing Mr. Brummer’s performance, the Committee noted the criticality of Mr. Brummer’s efforts in responding to the proposed PMIERs and in ensuring that the Company’s risk management principles and risk culture supported the Company’s exceptional 2014 performance. The Committee noted: (a) the development of a proprietary model to serve as a foundation for credit evaluation and analysis; (b) the high credit quality of our NIW; (c) the reduction of our legacy mortgage insurance exposure and stable performance of our financial guaranty exposure; and (d) the further development of our Enterprise Risk Management program.

(5)	In assessing Mr. Hoffman’s performance, the Committee noted his role in leading the execution of many of the critical objectives that contributed to the Company’s exceptional performance year, including the concurrent public offerings of equity and debt, the acquisition of Clayton, the agreement to sell Radian Asset Assurance and various settlement agreements to resolve disputes involving legacy business. In addition, the Committee recognized Mr. Hoffman’s executive oversight responsibilities with respect to human resources, including working with human resources to maintain a high level of engagement in the organization, manage recruitment of certain critical executive positions and support the human resources aspects of the Clayton acquisition and Radian Asset Assurance disposition.

2013 Medium-Term Incentive Analysis

Pursuant to our STI/MTI Plan, the 2013 MTI target awards were established in March 2014, at the time that the 2013 STI awards were paid to the NEOs. Performance under the 2013 MTI award was based on the Committee’s assessment of the Company’s credit default rate and projected profitability (through the end of 2014) for mortgage insurance written by Radian Guaranty in 2013. We believe that the credit default rate for the first two years of an insured portfolio is an important indicator of that portfolio’s current and future projected credit performance and ultimate profitability. The Committee does not directly correlate payments under MTI awards with specific, quantified performance metrics, primarily because of the significant number of variables that affect both the credit performance and profitability of NIW, many of which are outside of management’s control, which could significantly alter the performance of a particular vintage. The Committee does, however, use business targets established by management in the ordinary course of business as a point of reference in assessing the strength of a particular NIW vintage, primarily by evaluating the actual two-year default rates and the projected return on equity of such vintage after two years in light of the business targets.

As of December 31, 2014, the default rate for the 2013 portfolio of flow insurance was 0.35%. This compares favorably to historical two-year averages. Specifically, for the mortgage insurance portfolios of flow insurance written between 2000 and 2005, the average two-year default was approximately 3.91%. During the poor underwriting years of 2006 through 2008, the average two-year default rate for flow insurance written during those years increased to 11.70%. Beginning in 2009, as a result of our more restrictive underwriting guidelines, the default rates for new flow insurance written have significantly improved, and the two-year default rates for our 2009 through 2013 insured portfolios were 0.93%, 0.28%, 0.35%, 0.22% and 0.35% respectively. The following table illustrates these trends for the last eight years:

In addition to credit performance, we look at the profitability of an insured portfolio to assess its overall strength of performance and value creation. Based on the two-year default rate of 0.35% for the 2013 portfolio (through December 31, 2014) and the increased pricing of our 2013 business compared to 2012, we expect this portfolio to produce a return on equity of approximately 15.71%. With respect to total projected economic value (a projection of the amount of profit to be generated from the portfolio in excess of the profit that would be generated at our target return on equity), the 2013 portfolio compares very favorably to our 2012 portfolio, in particular because we wrote significantly more business in 2013 compared to 2012 at a higher weighted average premium and a comparable return on equity.

In light of the credit performance of our 2013 portfolio of flow insurance thus far and the expected strong profitability of this business, this portfolio is expected to generate significant economic value for the Company. As a result, the Committee awarded the maximum payout of 125% of target for the 2013 MTI awards. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of our 2014 Summary Compensation Table, and the following table illustrates for each NEO the target award amount and the amount awarded under the 2013 MTI award.

Executive Officers	2013 MTI Target	Approved Payout at 125%
Mr. Ibrahim	$1,082,500	$1,353,125
Mr. Quint	$ 320,000	$ 400,000
Ms. Bazemore	$ 543,750	$ 679,688
Mr. Brummer (1)	$ 155,513	$ 194,391
Mr. Hoffman	$ 312,500	$ 390,625

(1)	Mr. Brummer’s comparatively lower MTI target reflects the fact that his STI award in 2013 (and therefore, his 2013 MTI target) was pro-rated. He did not join our STI/MTI Plan until June 2013 when he assumed the role of Chief Risk Officer (“CRO”) of Radian.

C.    Long-Term Incentive Program

The contributions of the NEOs to the creation of stockholder value are primarily recognized through our LTI program. This program consists of a series of annual grants, including equity instruments and Non-Equity LTI Awards, with overlapping performance periods and varying performance metrics. As a result, in any given period, the NEOs are motivated to perform based on their:

•

Outstanding restricted stock and Performance-Based Options, which collectively are designed to motivate the NEOs to drive performance that will lead to stock price growth and wealth creation for our stockholders; and

•	Performance-Based RSUs, which focus the NEOs on outperforming our primary industry competitors as well as other companies of similar size in other industries.

Between 2008 and 2010, our NEOs also were motivated based on their Non-Equity LTI Awards, which were granted following the financial crisis to focus the NEOs on selected business fundamentals (e.g., mortgage insurance credit performance, mortgage insurance market share, operating profitability and capital and expense management) that were critical to our survival and repositioning for long-term success.

Because our LTI program consists of a series of annual awards established at different times and with different performance periods and metrics, the amounts paid to the NEOs pursuant to an award made previously may not be consistent with our short-term financial performance at the time of such payment. This is particularly true of the Non-Equity LTI Awards, which focused on fundamental business metrics rather than changes in our stock price. Each of our LTI awards is intended to support our ultimate goal of creating future, long-term stockholder value. While certain of the LTI awards are designed to reward the NEOs for achieving significant milestones in pursuit of this overall goal (e.g., Non-Equity LTI Awards), other awards are designed to reward executive officers only if and when this goal has been achieved (e.g., restricted stock, Performance-Based Options and Performance-Based RSUs).

Final Payment of Non-Equity LTI Award

Between 2008 and 2010, the Committee granted Non-Equity LTI Awards to the NEOs pursuant to our 2008 Executive Long-Term Incentive Cash Plan (the “Executive LTI Cash-Based Plan”). Beginning in 2009, eligibility for 50% of each award was measured over a three-year performance period, with performance for the remaining 50% of each award measured over a four-year performance period. At the end of each performance period, the Committee determined in its sole discretion the specific cash payout to each participant, which could range from 0% to 300% of the amount of the target award then under consideration, based on the Committee’s view of the Company’s overall corporate performance, the participant’s performance and the degree to which each of the following performance measures were satisfied: (1) mortgage insurance market share; (2) capital management; (3) mortgage insurance credit quality; (4) expense management; and (5) operating profitability.

On May 30, 2014, the final performance period concluded under the Non-Equity LTI Awards (the four-year performance period under the 2010 Non-Equity LTI Award measuring performance from May 30, 2010 through May 30, 2014). In evaluating the Company’s performance during this performance period, the Committee performed an analysis of each of the five performance metrics both quantitatively and qualitatively. Based on this evaluation, the Committee determined (for each performance metric) whether the Company “Significantly Underperformed,” “Underperformed,” “Met Expectations,” “Exceeded Expectations,” or “Significantly

Exceeded Expectations.” The Committee then assigned a percentage payout for each performance metric based on the following ranges:

Designation	Payout Range (% of Target)
Significantly Underperformed (SU)	0%
Underperformed (U)	25% - 75%
Met Expectations (ME)	75% - 125%
Exceeded Expectations (EE)	125% - 200%
Significantly Exceeded Expectations (SEE)	200% - 300%

Following the Committee’s assessment of each of the performance metrics discussed above, the Committee assigned a specific weighting to each metric based on the Committee’s judgment of the significance of the metric to the Company’s overall performance during the performance period. From this, the Committee derived the average weighted payout to serve as a baseline for each NEO’s performance payout. The following table illustrates for the final payment under the 2010 Non-Equity LTI Award, the Committee’s performance assessment of each metric, the percentage payouts designated by the Committee for each metric, the weighting assigned to each metric and the total average weighted payout percentage based on Company performance:

Metric	Committee Assessment	Payout Level	Metric Weighting	Weighted Average
Market Share	EE	200%	20%	40.00%
Credit Quality	EE	200%	10%	20.00%
Operating Profitability	ME	100%	35%	35.00%
Expense Management	U	75%	10%	7.50%
Capital Management	SEE	275%	25%	68.75%
Total Weighted Average Payout				171.25%

Market Share.    After having fallen to as low as 16.7% as a result of customer loss primarily due to loss mitigation activity, our mortgage insurance market share during the performance period grew to 28.7% in the first quarter of 2012 and averaged 26.5% since that time through the last full quarter of the performance period. Our strong market share (which led the industry in the fourth quarter of 2012 and the first quarter of 2013) has allowed us to capture a significant portion of the high credit quality business available following the financial crisis, which has facilitated the transformation of our insured mortgage insurance portfolio more quickly than many of our competitors. Our success largely is attributable to our customer diversification efforts— since the beginning of 2011, we have signed over 900 new customers, representing 27% of our fourth quarter 2013 NIW. We were able to achieve our market share numbers despite heighted competition from new entrants in the industry and while remaining diligent on our heightened loss mitigation activities.

Credit Quality.    As discussed above under “2013 Medium-Term Incentive Analysis,” the two-year default rates for the insurance we wrote during the performance periods are significantly below historical rates. The changes to our credit and risk policies that we implemented following the financial crisis resulted in progressively improved credit performance for our NIW, with the 2010 and later portfolios outperforming the 2009 portfolio. From a credit and profitability perspective, we believe the business written during these performance periods represents the best performing business we have ever written, which has served as a foundation for the improvement in our business trends and operating performance. Further, in 2013, we entered into an industry-first settlement agreement with Freddie Mac, commuting $644 million of risk-in-force that reduced our default inventory by 12.6%.

Operating Profitability.    Consolidated after-tax operating income is a non-GAAP financial measure that we calculated for purposes of the Non-Equity LTI Awards based on consolidated after-tax net (loss) income, as presented in our audited consolidated financial statements, excluding the impact of changes in fair value of derivatives, net gains (losses) on investments and other financial instruments and Other Than Temporarily Impaired (OTTI) losses. During the performance periods, the Company’s mortgage insurance operating results generally were trending towards profitability, and during 2013, we achieved operating profitability as defined under the Non-Equity LTI Awards, driven by favorable default trends and a significant reduction in incurred losses. Throughout the performance period, the predictability of our results has improved, resulting in the actual results in recent years being much more consistent with our operating plan. The improvement in the predictability of our results has allowed us to become more precise in estimating capital and liquidity needs, which has benefited our strategic planning and forecasting.

Expense Management.    We generally improved our expenses throughout the performance periods. Throughout 2012 and the first quarter of 2013, on an adjusted basis applied consistently throughout the performance periods (i.e., excluding the impact of (1) variable accounting expenses associated with certain cash-settled performance awards that we granted and (2) deferred policy acquisition costs), we continued to make progress on improving our overall expense ratio, which was below our target of 25%. In order to achieve these savings, we undertook an expense reduction effort in 2010 and 2011, involving headcount reductions and non-compensation related reductions. This effort resulted in a full-year expense reduction in 2012 of $27.3 million. Our expense management actions during the performance period have allowed us to make investments during recent years in areas such as IT modernization and new business opportunities.

Capital Management.    During the performance period, we overcame a number of challenges through a series of proactive capital initiatives that included: (i) risk commutations (in particular the Freddie Mac settlement discussed above under “Credit Quality”) and discounted purchases of debt; (ii) raising approximately $2.25 billion in new capital and improving the maturity profile of our long-term debt; (iii) the sale of certain assets; (iv) harvesting statutory gains in our investment portfolio; (v) releasing contingency reserves in our financial guaranty business after successfully reducing our financial guaranty exposure; (vi) internal and external reinsurance transactions; and (vii) an agreement to purchase Clayton to provide the Company with an unregulated source of cash flow. As a result of these initiatives, at the end of the last full quarter of the performance period, we held approximately $800 million of liquidity at our holding company and were positioned to maintain a strong risk-to-capital ratio at Radian Guaranty for the foreseeable future and to execute a strategy for future compliance with the PMIERs.

The following table illustrates for each NEO, the target and maximum award amounts under the 2010 Non-Equity LTI Award and the amounts paid under this award.

2010 Performance Cash Award Vesting
Executive Officers (1)	2010 Performance Period Target	2010 Performance Period Maximum	2010 Approved Payout
Mr. Ibrahim	$400,000	$1,200,000	$700,000
Mr. Quint	$100,000	$300,000	$170,000
Ms. Bazemore	$200,000	$600,000	$350,000
Mr. Hoffman	$50,000	$150,000	$100,000

(1)	Mr. Brummer did not receive a Non-Equity LTI Award in his prior role with Radian Asset Assurance.

LTI Awards Granted in 2014

Each year, in designing the annual LTI awards for the NEOs, the Committee reviews and assesses the type of awards that would best complement our existing LTI program in aligning the interests of the NEOs with those of our stockholders and enhancing long-term stockholder value. In addition, the Committee also considers, among other things: (1) whether the awards effectively motivate the NEOs to achieve rigorous, performance-based objectives, while also supporting retention of the NEOs; (2) the potential financial, accounting and tax impact of awards; (3) whether the award objectives are clear to the NEOs, stockholders and other constituencies; (4) the potential impact of the awards on risk behavior; and (5) as discussed above, input from our stockholders with respect to the form and performance metrics for our awards.

For the 2014 annual LTI grant, the Committee granted only performance-based equity awards, consisting of stock-settled Performance-Based RSUs and Performance-Based Options. For each of the NEOs, the Performance-Based RSUs and Performance-Based Options represent approximately 75% and 25%, respectively, of the total value of his/her 2014 LTI award.

All of the 2014 LTI awards granted by the Company, including those awarded to the NEOs, will be settled in shares of the Company’s common stock. In prior periods, the low stock price of the Company’s common stock and the limited number of shares available for issuance under the Radian Group Inc. 2008 Equity Compensation Plan (the “2008 Equity Plan”) resulted in the Company relying on cash-settled instruments for its LTI awards because cash-settled awards did not count against the share reserve under the 2008 Equity Plan. Consequently, in accordance with applicable accounting standards, changes in the fair value of such awards, which are impacted by changes in the Company’s stock price and performance against the performance metrics established for such awards, among other items, resulted in volatility in non-cash expense incurred by the Company with respect to these awards. In particular, the Company’s expenses in 2014 increased as a result of the change in the fair value of cash-settled RSUs granted in 2011 and 2012. By granting only stock-settled instruments for the 2014 LTI awards, the Company has taken action that it expects will limit (by not further contributing to) future expense volatility associated with the LTI awards.

2014 Performance-Based RSU Awards.    The Performance-Based RSU awards generally vest on June 17, 2017, upon the conclusion of a three-year performance period. As further described below, at the end of the performance period, each NEO will be entitled to receive a number of RSUs (from 0% to 200% of his/her target Performance-Based RSU award) based on the Company’s absolute and relative TSR over the three-year performance period, subject to the maximum payout of six times the value of his/her award on the grant date. The vested Performance-Based RSUs will be payable in shares of common stock, subject to the maximum payout.

The Company’s absolute TSR will be determined based on the change in market value of the Company’s common stock during the performance period, as measured by comparing (x) the average closing price of the Company’s common stock on the NYSE for the 20 consecutive trading days preceding and including June 17, 2014 and (y) the average closing price for the 20 consecutive trading days preceding and including the last day of the performance period. The Company’s relative TSR will be measured against the median TSR of a peer group consisting of the companies listed on the NASDAQ Financial-100 Index and MGIC Investment Corporation, NMI Holdings Inc. and Essent Group Ltd. (collectively, the “Peer Group”).

The payout for the Performance-Based RSU awards will be determined based on an analysis of both the Company’s relative TSR and absolute TSR. The Company’s TSR over the three-year performance period initially will be compared to the median TSR over the three-year performance period of the companies included in the Peer Group (the “Median Peer Group TSR”). The starting point for the payout determination (the “Relative Payout Percentage”) will be 100% of target. For every 1% that the Company’s TSR exceeds the Median Peer Group TSR, the Relative Payout Percentage will increase by two percentage points above 100% of target. For every 1% that the Company’s TSR is below the Median Peer Group TSR, the Relative Payout Percentage will decrease by three percentage points below 100% of target.

Once the Relative Payout Percentage has been determined, the Company’s absolute TSR and corresponding maximum payout percentage (set forth in the table below) will be used to determine whether the Relative Payout Percentage should be reduced. If the Company’s Relative Payout Percentage exceeds the maximum payout percentage attributable to the Company’s absolute TSR (the “Maximum Payout Percentage”), the actual payout percentage under the Performance-Based RSU award (the “Final Payout Percentage”) will be reduced to the corresponding Maximum Payout Percentage. This is intended to ensure that regardless of the Company’s performance against the Peer Group, the award remains closely correlated to the Company’s stock price performance. Accordingly, the maximum payout percentage ranges are correlated to the Company’s absolute TSR, as set forth below:

Company’s Absolute TSR(1)	Maximum Payout Percentage(1) (% of Target)
≥75%	200%
50%	150%
25%	100%
10%	70%
≤0%(2)	50%

(1)	If the Company’s absolute TSR falls between two referenced percentages, the maximum payout percentage will be interpolated.

(2)	If the Company’s absolute TSR is 0% or negative, the maximum payout percentage will be 50%.

To summarize, once the Relative Payout Percentage is calculated, the number of RSUs ultimately to be paid out will be adjusted, if necessary, to ensure that the Final Payout Percentage does not exceed the applicable Maximum Payout Percentage.

The Performance-Based RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company, the Performance-Based RSUs will become payable at target upon the vesting of the awards on June 17, 2017, provided that the NEO remains employed by the Company through such date. However, if a NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” and the date of termination (or, in the event of termination for good reason, the event giving rise to the good reason) occurs within 90 days before or one year after a change of control, the Performance-Based RSUs will become fully vested at target upon such termination (or, if later, on the date of the change of control).

The Performance-Based RSUs also include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for a period of twelve (12) months (the “Restricted Period”) following termination of the NEO’s employment for any reason.

Additionally, the Performance-Based RSUs will become fully vested and payable at target in the event of a NEO’s death or disability. If the NEO retires before the end of the three-year performance period (as was the case with Mr. Quint who retired from the Company on March 31, 2015), the award will remain outstanding and will become payable at the end of the performance period to the extent that the performance criteria discussed above have been satisfied, or will vest at the target level in the event of a change of control.

2014 Performance-Based Option Awards.     Each Performance-Based Option has a per share exercise price of $15.44 (the closing price of the Company’s common stock on the NYSE on the date of grant), and a ten-year term, with 50% of the award vesting on or after the third anniversary of the grant date (i.e., June 17, 2017) and the remaining 50% of the award vesting on or after the fourth anniversary of the grant date (i.e., June 17, 2018); provided, however, that the Performance-Based Options only will vest if the closing price of the Company’s common stock on the NYSE exceeds $19.30 (125% of the Performance-Based Option exercise price) for ten consecutive trading days ending on or after third anniversary of the grant date (i.e., June 17, 2017) (the “Stock Price Vesting Hurdle”).

The Performance-Based Options provide for “double trigger” vesting in the event of a change of control. Except as described below, upon a change of control, the Performance-Based Options will continue to vest 50% on the third and fourth anniversaries of the grant date, regardless of whether the Stock Price Vesting Hurdle has been satisfied, as long as the NEO remains employed by the Company through such date. However, if a NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” and the date of termination (in the event of termination for good reason, the event giving rise to the good reason) occurs within 90 days before or one year after a change of control, the Performance-Based Options will become fully vested upon such termination (or, if later, on the date of the change of control).

The Performance-Based Options also include a provision substantially identical to the provision in the Performance-Based RSU awards that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers during the Restricted Period following termination of the NEO’s employment for any reason.

Additionally, the Performance-Based Options will become fully vested and exercisable in the event of a NEO’s death, disability or retirement. However, in the case of Mr. Quint’s recent retirement and if Mr. Ibrahim retires before the Performance-Based Options are otherwise exercisable, their Performance-Based Options will remain outstanding and become exercisable in accordance with the three- and four-year vesting schedule and the Stock Price Vesting Hurdle for such Performance-Based Options, or as provided above in the event of a change of control.

Equity awards are not coordinated with the release of material nonpublic information. The Committee does not take the release of such information into account as an element of when to make grants.

Stock Ownership

Consistent with our compensation philosophy, we believe that senior management, including the NEOs, should have a significant equity investment in Radian in order to further align their interests and actions with the interests of our stockholders and to further focus the NEOs on sustained performance.

In 2014, the Committee adopted a heightened standard for our stock ownership guidelines, moving from a general ownership expectation to a specific ownership requirement. Following the financial crisis, the Committee adopted an ownership standard providing that our NEOs were expected to own a certain level of shares, below which they could not sell the shares they held, except in certain limited circumstances. Given our historically low trading value and high stock price volatility during this period, the Committee did not specifically require our NEOs to obtain a certain ownership level. In 2014, given the increased stability in our trading value and future prospects, the Committee once again mandated a required ownership level for each of our NEOs that must be obtained within three years of being designated an executive officer. As of December 31, 2014, each of our NEOs was in compliance with our stock ownership guidelines.

Under our stock ownership guidelines, the NEOs are required to hold shares with a market value equal to at least the following values:

Officer (1)	Ownership Guidelines
Mr. Ibrahim	7 times salary
Ms. Bazemore	4 times salary
Mr. Brummer	3 times salary
Mr. Hoffman	2.5 times salary

(1)	In light of Mr. Quint’s retirement from the Company on March 31, 2015, he is no longer subject to the stock ownership guidelines.

An NEO’s failure to comply with the guidelines will be considered by the Committee in determining subsequent equity compensation awards to such NEO, including potentially reducing or eliminating future equity awards and making awards otherwise paid in cash, such as short-term incentive awards, payable in stock and subject to these guidelines. Willful or intentional violations may also be considered “cause” for purposes of termination from employment.

V.	Mr. Brummer’s Compensation Includes Amounts Related to his Prior Role with Radian Asset Assurance

Mr. Brummer joined our executive compensation program upon becoming CRO of Radian in June 2013. Prior to assuming this role, Mr. Brummer served as Senior Vice President, General Counsel and Chief Risk Officer (his “Prior Role”) for Radian Asset Assurance and was compensated under a compensation program established for Radian Asset Assurance executives.

In reaction to the financial crisis, in 2008 Radian Asset Assurance ceased writing new financial guaranty business and since then (and prior to being sold to Assured in April 2015) it reduced its operations and exposures in order to mitigate uncertainty and maximize the ultimate capital and liquidity available for its parent company, Radian Guaranty. Given how critical Mr. Brummer’s Prior Role was for the successful run-off of our financial guaranty business, the Company previously provided him with cash retention awards (the “Legacy Retention Awards”) if he remained employed in good standing with the Company through certain dates. The amount of the Legacy Retention Awards was calculated as a percentage of the STI award (100%) and LTI award (150%) earned by Mr. Brummer in his Prior Role in various performance years. Legacy Retention Awards granted to Mr. Brummer in 2011 vested in March 2014 ($312,000) and May 2014 ($135,000). Currently, the following Legacy Retention Awards remain outstanding: (i) 2012 awards that vest in 2015 ($312,000 vesting on March 15, 2015 and $135,000 vesting on May 1, 2015); and (ii) a 2013 award that vests in 2015 ($385,000 vesting on December 31, 2015). In connection with his acceptance of the CRO position, the Company agreed to continue to honor Mr. Brummer’s Legacy Retention Awards, subject to the existing terms (and potential forfeitures) of the awards. Under the terms of the awards, Mr. Brummer will forfeit any unvested amounts if he terminates employment with the Company or its affiliates, except under certain specified circumstances.

VI.	Other Compensation

In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a limited extent, through perquisites.

A.    Retirement Compensation

We are committed to providing all of the Company’s employees with competitive benefits, including retirement benefits that make sense for their financial security, while positioning us for future growth and improved profitability.

Savings Incentive Plan

The Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) serves as a retirement vehicle for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6% of eligible pay). In addition, the Savings Plan also provides participants who had attained at least five years of service and who were active participants on December 31, 2006 in Radian’s Pension Plan, which was terminated effective June 1, 2007, with yearly cash “transition credits” (initially for up to five years, if employed by us during this time) under the Savings Plan equal to a fixed percentage of their eligible pay, calculated based on a formula that takes into account their age and years of completed vesting service as of January 1, 2007. Each of the NEOs participated in the Savings Plan in 2014.

Benefit Restoration Plan

We maintain the Radian Group Inc. Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable Internal Revenue Service (“IRS”) limits on eligible compensation. We believe the BRP is an appropriate plan for employees and stockholders for the following reasons:

•

Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($260,000 for 2014) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

•	The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization;

•	Based on plan design, the BRP is dependent on Company contributions each year, which makes it more flexible and fiscally responsible for Radian;

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula; and

•	The BRP permits the investment of contributions in the Radian common stock fund, thus permitting participants to invest in Radian.

B.    Deferred Compensation Plan

We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) all or a portion of cash received under their STI/MTI awards and the cash or shares associated with the vesting of RSUs. Deferring compensation allows executive officers to earn on the deferred amounts a rate of return calculated under different options available to participating executive officers. The deferred compensation program complies with the requirements of applicable IRS regulations. See “Nonqualified Deferred Compensation” below.

C.    Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our NEOs’ compensation. In 2014, Mr. Ibrahim received no perquisites, and the perquisites for each of our other NEOs represented less than 1% of his or her total salary.

VII.	Change of Control and Severance Agreements

The Committee believes that maintaining severance arrangements on a limited basis is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. Having previously experienced the dislocation caused by a proposed merger, and given the current volatile operating and regulatory environment, we want the NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing termination pay agreements, including the amounts provided for, are consistent with and in some cases more conservative than, current market practice.

The Committee regularly evaluates the on-going need for change of control and severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:

•	Responsibly tailoring termination payment levels based on current market standards;

•	Providing clarity regarding future potential severance payments to the NEOs;

•	Applying a consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Avoiding excessive payouts on an executive officer’s termination in connection with a change of control of the Company.

As part of this strategy, we replaced various prior severance and change of control agreements for each of the NEOs (each of which had different terms) with a consistent and reasonable severance-based approach. In general, these agreements provide the covered executive with between one and two times the sum of his or her base salary and target incentive award under our STI/MTI Plan as well as a pro-rated target incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control, no accelerated vesting of equity awards and no gross-up for taxes.

Mr. Ibrahim’s new 2014 Agreement provides Mr. Ibrahim with the same severance benefits as his prior employment agreement from 2011 and is consistent with our termination pay strategy for the other NEOs. The 2014 Agreement provides Mr. Ibrahim with a reasonable severance provision at two times his base salary and target incentive under the STI/MTI Plan, as well as a pro-rated target incentive award under the STI/MTI Plan for the year of termination. Upon a change of control, there is no accelerated or enhanced payment, no accelerated vesting of equity awards and no gross-up for taxes under the 2014 Agreement.

See “Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.

VIII.	Compliance with Internal Revenue Code (the “Code”) Section 162(m)

Section 162(m) of the Code limits the deductibility of compensation over $1 million paid to a company’s chief executive officer and three next most highly compensated executive officers (other than the chief financial officer). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). In general, to be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must have been disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. The Committee may decide to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders.

IX.	Anti-Hedging, Clawbacks and Pledging of Securities

Our Code of Conduct and Ethics specifically prohibits engaging in certain speculative transactions in Radian securities, including short sales and buying or selling puts or calls of Radian securities. In addition, we strongly discourage any other form of hedging or monetization transactions that would allow an employee or director to own securities without the full risks and rewards of ownership. Accordingly, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with both our General Counsel and Chief Financial Officer. No such transactions were pre-cleared during 2014.

In 2014, the Board approved the Clawback Policy that: (1) requires the Committee to seek recoupment of incentive compensation in the event of a material restatement of the Company’s financial results; and (2) authorizes the Committee, in its discretion, to seek recoupment in the event of a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated. The Clawback Policy applies to the Company’s executive officers under Section 16 of the Securities Exchange Act of 1934, as amended (including the NEOs) and any other officer who engaged in fraud or other misconduct in connection with a restatement or overstatement. The Clawback Policy covers all incentive compensation paid to an officer during the three-year period preceding the restatement or overstatement.

Currently, none of our directors or NEOs has pledged any shares of the Company’s common stock as collateral for any loan or other borrowing.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our board of directors has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2014. This report is provided by the following independent directors, who constitute the Committee:

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chair)

Howard B. Culang

Brian D. Montgomery

Gaetano Muzio

Director Compensation

The Committee annually reviews and determines the form and amount of our director compensation. In evaluating director compensation, the Committee is guided by the following principles: (1) compensation should be made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of Radian, and in light of the current business environment; (2) directors’ interests should be aligned with the long-term interests of our stockholders; (3) the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and (4) compensation should be consistent with director independence.

Directors that are employed by us do not receive additional compensation for serving as a director.

Cash Compensation

All of our non-employee directors other than Mr. Wender receive an annual fee for their services of $32,500. Mr. Wender receives an annual fee of $150,000 for serving as non-executive Chairman, and the chairpersons of the following committees are paid the following additional annual fees:

Audit Committee – $25,000

Compensation and Human Resources Committee – $15,000

Credit Committee – $25,000

Governance Committee – $10,000

Finance and Investment Committee – $10,000

Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2014 Director Compensation table below represent amounts paid to our directors in 2014.

As described below in “Nonqualified Deferred Compensation,” we maintain a deferred compensation plan for our non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and equity awards and earn a selected rate of return on such amounts. Our non-employee directors are not entitled to participate in our retirement plans.

Equity Compensation

Each of our non-employee directors is entitled to an annual equity award with a grant date fair market value of $115,000. In addition, Mr. Wender also is entitled to an additional annual equity award with a grant date fair market value of $100,000 for serving as non-executive Chairman. We provide annual equity awards to our non-employee directors to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders.

Each year, the Committee considers and recommends to our non-employee directors the form of annual equity awards to be granted to our non-employee directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-employee directors under the Radian Group Inc. 2014 Equity Compensation Plan (the “2014 Equity Plan”). The awards may be settled in cash or in shares of the Company’s common stock, as recommended by the Committee and approved by the non-employee directors. The terms of the awards (e.g., vesting, change of control, retirement) are approved by the non-employee directors, following a recommendation by the Committee.

Since 2011, our non-employee directors have received annual equity awards in the form of stock-settled restricted stock units, or RSUs, and unless the Committee determines otherwise (before the beginning of the year for which equity awards are earned), we anticipate that future equity awards will continue to be granted in the form of restricted stock units, or RSUs, that are payable upon a non-employee director’s separation from service. The directors’ RSUs vest in their entirety three years from the date of grant or earlier upon the director’s retirement, death or disability. Ms. Nicholson and Messrs. Wender, Carney, Culang and Hopkins currently are eligible for retirement. In addition, vesting also may be accelerated under certain circumstances if the non-employee director has a separation from service following a change of control.

Upon the conversion date of the RSUs (generally defined as a director’s termination of service with us), our non-employee directors will be entitled to a cash amount equal to the then fair market value of the vested cash-settled RSUs, or if stock-settled, the non-employee directors will be entitled to the equivalent number of shares of common stock awarded on the date of grant. The RSUs do not entitle our non-employee directors to voting or dividend rights.

Any director who joins the board prior to, or in connection with, the Company’s annual meeting of stockholders is entitled to a full annual equity award at the regularly scheduled quarterly board meeting immediately following the Company’s annual meeting. Equity awards to new non-employee directors will be subject to a minimum three-year vesting period, with acceleration of vesting in the event of death, disability or upon separation from service on or after a change in control, as may be recommended by the Committee and approved by the non-employee directors.

Directors who leave the board other than for cause (including in the event of death, disability or retirement) are entitled to a pro-rated cash award for the period of time served since the Company’s last annual meeting of stockholders. This award will be calculated by dividing the number of days served since the last annual meeting of stockholders by 365 and multiplying this percentage by the fair market value of the annual equity award to non-employee directors (currently $115,000). In addition, Mr. Wender is entitled to a similar pro-ration with respect to his annual equity award for serving as non-executive Chairman.

Our board of directors views equity ownership in Radian as an important means of aligning directors’ and stockholders’ interests, and it has adopted stock ownership guidelines for the Company’s non-employee directors. In 2014, the Committee adopted a heightened standard for our stock ownership guidelines, moving from a general ownership expectation to a specific ownership requirement. In addition, in 2014, the board established a separate and significantly higher ownership threshold for the non-executive Chairman. Under the new requirements, the non-executive Chairman is required to hold a minimum direct investment equal to ten times the amount of his annual fee for serving as non-executive Chairman ($1,500,000 for 2014), and the other non-employee directors are each required to hold a minimum direct investment in Radian equal to a market value of at least $350,000. Unless a director holds more than the applicable threshold market value, that director is not permitted to sell shares or other holdings of the Company that he or she owns, subject to certain limited exceptions. Each of our non-employee directors satisfied our stock ownership requirements as of December 31, 2014.

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending board, committee or other company business meetings and approved educational seminars.

The following table provides information about compensation paid to each of our non-employee directors in 2014.

2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Change to Non-qualified Deferred Compensation Earnings(2) ($)	Total ($)
Herbert Wender	262,000	(3)	215,000	0	477,000
David C. Carney	137,500		115,000	0	252,500
Howard B. Culang	127,500		115,000	0	242,500
Lisa W. Hess	108,500		115,000	0	223,500
Stephen T. Hopkins	115,500		115,000	0	230,500
Brian D. Montgomery	90,500		115,000	0	205,500
Gaetano Muzio	90,500		115,000	0	205,500
Jan Nicholson	88,500		115,000	0	203,500
Gregory V. Serio	104,500		115,000	0	219,500
Noel J. Spiegel	112,500		115,000	0	227,500

(1)	Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each non-employee director who was elected at our 2014 Annual Meeting of Stockholders was awarded 7,824 RSUs (stock settled) on May 14, 2014, with a grant date fair value of $115,000. In addition, Mr. Wender received an additional award of 6,803 RSUs (stock settled) with a grant date fair value of $100,000 for his services as non-executive Chairman. The grant date fair value of RSUs is the closing price of our common stock on the NYSE as of the grant date ($14.70 on May 14, 2014).

As of December 31, 2014, our non-employee directors did not hold any non-qualified stock options. As of December 31, 2014, each non-employee director held the following number of shares of phantom stock and RSUs:

Name	Shares of Phantom Stock(A) (#)	Restricted Stock Units (#)
Mr. Wender	57,311	256,425
Mr. Carney	59,401	137,158
Mr. Culang	58,569	137,158
Ms. Hess	—	83,212
Mr. Hopkins	58,569	137,158
Mr. Montgomery	—	62,416
Mr. Muzio	—	62,416
Ms. Nicholson	55,254	137,158
Mr. Serio	—	62,416
Mr. Spiegel	—	83,212

(A)	Includes dividend equivalents to be issued upon conversion of the phantom shares.

(2)	We do not pay above-market or preferential interest or earnings on amounts deferred under the Radian Director Deferred Compensation Plan.

(3)	Mr. Wender deferred 100% of his cash compensation earned in 2014 pursuant to the Radian Director Deferred Compensation Plan.

Executive Compensation

The 2014 Summary Compensation Table below describes our compensatory and other arrangements with: (1) Mr. Ibrahim, our principal executive officer; (2) Mr. Quint, our principal financial officer through December 31, 2014; (3) Ms. Bazemore and Messrs. Brummer and Hoffman, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2014.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non- Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (4) ($)	Total ($)
Sanford A. Ibrahim	2014	900,000	1,150,000	2,362,635	787,553	2,053,125	110,724	7,364,037
Chief Executive Officer	2013	900,000	1,082,500	1,499,706	787,634	2,732,031	109,384	7,111,255
(Principal Executive Officer)	2012	900,000	905,625	1,233,564	612,915	1,177,875	104,692	4,934,671

C. Robert Quint	2014	400,000	362,500	525,096	175,120	570,000	49,657	2,082,373
Executive V.P., Chief	2013	400,000	320,000	333,357	175,091	734,125	47,087	2,009,660
Financial Officer (Principal	2012	370,000	262,500	537,880	161,894	342,158	43,297	1,717,729
Financial Officer through 2014)

Teresa Bryce Bazemore	2014	500,000	500,000	750,074	250,119	1,029,688	53,571	3,083,452
President, Radian Guaranty	2013	500,000	543,750	476,167	250,098	1,388,500	53,047	3,211,562
	2012	500,000	450,000	830,725	250,003	573,750	50,858	2,655,336

Derek V. Brummer	2014	390,000	757,000	431,393	143,779	194,391	38,164	1,954,727
Executive V.P., Chief Risk Officer	2013	373,077	869,638	273,819	143,774	0	127,055	1,787,363

Edward J. Hoffman	2014	375,000	300,000	375,111	125,121	490,625	35,620	1,701,477
Executive V.P., General Counsel and Corporate Secretary	2013	350,000	312,500	208,315	109,391	392,750	33,223	1,406,179
	2012	330,000	225,000	274,155	82,517	147,825	30,760	1,090,257

(1)	Represents the STI award paid to each of our NEOs under our STI/MTI Plan for the performance year in which it was earned. Each NEO is paid 50% of his or her STI award for the year earned, with the remaining 50% forming the NEO’s target MTI award. MTI award payments are reported for the final year in which the payments are earned, as reflected in the Non-Equity Incentive Plan Compensation column as described in footnote (3) below. For additional information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.” In addition to the amounts paid under our STI/MTI Plan, with respect to Mr. Brummer, the amounts reported include payments to him under compensation programs related to his Prior Role with Radian Asset Assurance. For 2014, these additional payments included $447,000 of Legacy Retention Awards. For additional information, see “Compensation Discussion and Analysis—V. Mr. Brummer’s Compensation Includes Amounts Related to his Prior Role with Radian Asset Assurance.”

(2)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2014 awards, the grant date fair values were calculated by using the Monte Carlo model ($14.85 and $12.195 on June 17, 2014 for Performance-Based RSUs and Performance-Based Options, respectively). For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

(3)

Amounts reported for 2014 represent amounts paid to our NEOs: (i) pursuant to the 2013 MTI award, covering the 2013 through 2014 performance period; and (ii) under our Executive LTI Cash-Based Plan. For additional information, see “Compensation Discussion and Analysis—IV. Primary Components of

Compensation—Short-Term and Medium-Term Incentive Program—2013 Medium-Term Incentive Analysis” and “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Long-Term Incentive Program—Final Payment of Non-Equity LTI Award.” In his Prior Role with Radian Asset Assurance, Mr. Brummer did not participate in our Executive LTI Cash-Based Plan. In addition, Mr. Brummer’s comparatively lower 2013 MTI award reflects the fact that his STI award in 2013 (and therefore, his 2013 MTI target) was pro-rated because he did not join Radian’s STI/MTI Plan until June 2013 when he assumed the role of Chief Risk Officer.

(4)	For 2014, “All Other Compensation” includes the following amounts:

•	$15,600 in matching contributions credited under our Savings Plan for the benefit of each of the NEOs;

•	Contributions made by us under our BRP for the benefit of the NEOs in the following amounts: Mr. Ibrahim—$51,900; Mr. Quint—$14,400; Ms. Bazemore—$21,900; Mr. Brummer—$13,650; and Mr. Hoffman—$12,525;

•

The dollar value of imputed income from premiums and the related tax gross-up paid by us for long-term disability insurance for the benefit of the NEOs in the following amounts: Mr. Ibrahim—imputed income of $8,558, plus a tax gross-up of $8,226; Mr. Quint—imputed income of $5,032, plus a tax gross-up of $6,130; Ms. Bazemore—imputed income of $3,336, plus a tax gross-up of $3,152; Mr. Brummer—imputed income of $2,018, plus a tax gross-up of $1,907; and Mr. Hoffman—imputed income of $2,167, plus a tax gross-up of $2,047;

•

The dollar value of imputed income from premiums and the related tax gross-up paid by us under life insurance policies on the lives of the NEOs in the following amounts: Mr. Ibrahim—imputed income of $13,482 in premiums, plus a tax gross-up of $12,958; Mr. Quint—imputed income of $3,126 in premiums, plus a tax gross-up of $3,808; Ms. Bazemore—imputed income of $3,669 in premiums, plus a tax gross-up of $3,467; Mr. Brummer—imputed income of $1,763 in premiums, plus a tax gross-up of $1,666; and Mr. Hoffman—imputed income of $1,687 in premiums, plus a tax gross-up of $1,594; and

•	Parking benefits for NEOs in the following amounts: Mr. Quint—$1,560; Ms. Bazemore—$2,448; and Mr. Brummer—$1,560.

2014 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Ibrahim	2/13/2014	1,082,500	1,353,125
	6/17/2014			159,100	318,200			2,362,635
	6/17/2014					64,580	15.44	787,553

Mr. Quint	2/13/2014	320,000	400,000
	6/17/2014			35,360	70,720			525,096
	6/17/2014					14,360	15.44	175,120

Ms. Bazemore	2/13/2014	543,750	679,688
	6/17/2014			50,510	101,020			750,074
	6/17/2014					20,510	15.44	250,119

Mr. Brummer	2/13/2014	155,513	194,391
	6/17/2014			29,050	58,100			431,393
	6/17/2014					11,790	15.44	143,779

Mr. Hoffman	2/13/2014	312,500	390,625
	6/17/2014			25,260	50,520			375,111
	6/17/2014					10,260	15.44	125,121

(1)	Represents the 2013 MTI award (covering the 2013 and 2014 performance years) granted under our STI/MTI Plan. As discussed above under “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Short-Term and Medium-Term Incentive Program,” each NEO’s target 2013 MTI award was established in 2014, in connection with the payment of the 2013 STI awards. Each NEO was entitled to a cash payment in 2014 ranging from 0% to 125% of his or her target 2013 MTI award. See the 2014 Summary Compensation Table for the amounts paid to each NEO under this award and “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—2013 Medium-Term Incentive Analysis” for a discussion regarding the payment of the 2013 MTI award. These awards do not have a threshold level or equivalent.

(2)	Represents the target and maximum number of shares that may be issued pursuant to Performance-Based RSU awards granted to each of the NEOs under our 2014 Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of target) based on the Company’s relative and absolute TSR for the performance period. For more information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Long-Term Incentive Program—LTI Awards Granted in 2014—2014 Performance-Based RSU Awards.” These awards do not have a threshold level or equivalent.

(3)	Represents non-qualified Performance-Based Options granted under our 2014 Equity Plan to each of the NEOs. The Performance-Based Options will vest 50% on each of the third and fourth anniversaries of the grant date, provided that, the options only will vest if the closing price of the Company’s common stock on the NYSE exceeds $19.30 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant. For more information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Long-Term Incentive Program—LTI Awards Granted in 2014—2014 Performance-Based Option Awards.”

(4)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2014 awards, the grant date fair value was calculated by using the Monte Carlo model ($14.85 and $12.195 on June 17, 2014 for Performance-Based RSUs and Performance-Based Options, respectively). For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

The following table provides information regarding all equity awards outstanding at December 31, 2014 for each of the NEOs.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Mr. Ibrahim	253,000	0		2.48	08/07/15
	87,900	0		10.42	05/12/17
	134,850	134,850	(1)	3.58	06/09/18
	0	320,060	(2)	2.45	06/05/22
								581,870	(3)	9,728,866
								113,100	(4)	1,891,032
	0	71,930	(5)	13.99	05/13/23
	0	64,580	(6)	15.44	06/17/24
								159,100	(7)	2,660,152

Mr. Quint	30,200	0		2.48	08/07/15
	22,000	0		10.42	05/12/17
	27,720	27,720	(1)	3.58	06/09/18
	0	84,540	(2)	2.45	06/05/22
								153,680	(8)	2,569,530
								25,140	(4)	420,341
	0	15,990	(5)	13.99	05/13/23
	0	14,360	(6)	15.44	06/17/24
								35,360	(7)	591,219

Ms. Bazemore	73,800	0		2.48	08/07/15
	44,000	0		10.42	05/12/17
	53,515	53,515	(1)	3.58	06/09/18
	0	130,550	(2)	2.45	06/05/22
								237,350	(8)	3,968,492
								35,910	(4)	600,415
	0	22,840	(5)	13.99	05/13/23
	0	20,510	(6)	15.44	06/17/24
								50,510	(7)	844,527

Mr. Brummer								20,650	(4)	345,268
	0	13,130	(5)	13.99	05/13/23
	0	11,790	(6)	15.44	06/17/24
								29,050	(7)	485,716

Mr. Hoffman	7,900	0		2.48	08/07/15
	11,000	0		10.42	05/12/17
	14,985	14,985	(1)	3.58	06/09/18
	0	43,090	(2)	2.45	06/05/22
								78,330	(8)	1,309,678
								15,710	(4)	262,671
	0	9,990	(5)	13.99	05/13/23
	0	10,260	(6)	15.44	06/17/24
								25,260	(7)	422,347

(1)	Options scheduled to vest on June 9, 2015.

(2)	Options scheduled to vest in two equal installments on each of the following dates: June 6, 2015 and June 6, 2016, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.90 (200% of the option exercise price) for ten consecutive trading days ending on or any time after the third anniversary of June 6, 2012, the date of grant.

(3)	RSUs scheduled to vest on June 6, 2015. These performance-based RSUs are to be settled in cash, with a potential payout ranging from 0% to 116.86% of the RSUs scheduled to vest.

(4)	RSUs scheduled to vest on May 14, 2016. These performance-based RSUs are to be settled in stock, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(5)	Options scheduled to vest in two equal installments on each of the following dates: May 14, 2016 and May 14, 2017, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $17.49 (125% of the option exercise price) for ten consecutive trading days ending on or any time after the third anniversary of May 14, 2013, the date of grant.

(6)	Options scheduled to vest in two equal installments on each of the following dates: June 17, 2017 and June 17, 2018, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $19.30 (125% of the option exercise price) for ten consecutive trading days ending on or any time after the third anniversary of June 17, 2014, the date of grant

(7)	RSUs scheduled to vest on June 17, 2017. These performance-based RSUs are to be settled in stock, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(8)	RSUs scheduled to vest on June 6, 2015. These performance-based RSUs are to be settled in cash, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting ($)
Mr. Ibrahim	269,000	3,378,610	730,300	11,129,772
Mr. Quint	77,500	944,725	270,560	4,123,334
Ms. Bazemore	134,500	1,679,233	522,300	7,959,852
Mr. Brummer	0	0	0	0
Mr. Hoffman	22,500	282,713	146,240	2,228,698

(1)	Represents the exercise of cash-settled Stock Appreciation Rights (SARs) that were scheduled to expire on May 13, 2014. Value realized on exercise reflects the difference between the market value of Radian’s common stock on the date of exercise and the exercise price of the SARs.

(2)	Represents the vesting and cash settlement (at 200% of target) of performance-based RSUs (cash-settled) granted on June 9, 2011. Performance for this award was measured based on Radian’s TSR compared to the median TSR of MGIC Investment Corporation and the companies listed on the NASDAQ Financial 100 Index.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plan for officers allows eligible officers (including the NEOs) to defer the receipt of: (1) all or a portion of bonus amounts payable under the STI/MTI Plan; and (2) cash or shares that would otherwise be payable upon the vesting of RSUs. The deferred compensation plan for non-employee directors allows the directors to defer the receipt of: (1) all or a portion of their cash compensation; and (2) RSUs.

With respect to cash compensation, a participant must generally make a binding written election before the calendar year in which the compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made (or until such other time as is specified under the applicable plan). With respect to RSUs, the election must generally be made before the calendar year in which the services related to the RSUs will be performed; provided that in the case of the officers’ deferred compensation plan, if the RSUs qualify as “performance-based compensation,” as set forth in Section 409A of the Code, a deferral election may be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions set forth in the plan, non-employee directors may elect to further defer amounts previously deferred under the plan.

Cash amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the Committee (the “Notional Fund Return”). We do not pay guaranteed, above-market or preferential interest or earnings on deferred amounts. The portion of a participant’s account related to vested and unvested deferred stock-settled RSUs and unvested deferred cash-settled RSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value of the common stock. For deferred cash-settled RSUs, upon vesting, the notional cash amount associated with the deferred cash-settled RSUs is credited to the participant’s deferred compensation account and is credited with earnings and debited with losses based on the Notional Fund Return, as described above.

Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed at the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service, in the form elected by the participant (either lump sum or installments in accordance with the terms of the plans), unless another form is specified by the terms of the applicable plan.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded, and the deferred amounts are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

In 1997, we adopted a nonqualified supplemental executive retirement plan for selected senior officers of Radian and our participating subsidiaries. As part of a restructuring of our retirement program, we terminated the Radian Group Inc. Supplemental Executive Retirement Plan (the “SERP”), effective December 31, 2006, and adopted a new nonqualified BRP, effective January 1, 2007. The value of participants’ bookkeeping accounts under the SERP was transferred to the BRP, effective January 1, 2007.

Participants in the BRP are entitled, among other things, to the following:

•	Each participant in the SERP at December 31, 2006 received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date;

•

For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to 6% of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus certain bonus and commissions;

•

For each participant eligible to receive a transition credit under the Savings Plan, we have provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP; and

•	Our board of directors also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP.

Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the 6% company credit and transition credits. Discretionary credits, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with service credit for those years of service completed prior to receipt of such credits. Discretionary credits, if any, become fully vested upon death, disability or a change of control. To date, our board of directors has not made any discretionary credits to participants under the BRP. Under the terms of Mr. Ibrahim’s 2008 employment agreement with the Company, Mr. Ibrahim became fully vested in the amount of his accrued benefit under the BRP upon his completion in May 2010 of five full years of service with Radian.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.

The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs.

2014 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings(Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Ibrahim	DCP	0	0	0	0	0
	BRP	*	51,900	115,522	0	1,419,218

Mr. Quint	DCP	0	0	0	0	0
	BRP	*	14,400	25,584	0	824,228

Ms. Bazemore	DCP	0	0	0	0	0
	BRP	*	21,900	12,750	0	199,494

Mr. Brummer	DCP	0	0	0	0	0
	BRP	*	13,650	7,613	0	121,907

Mr. Hoffman	DCP	0	0	0	0	0
	BRP	*	12,525	782	0	53,618

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (DCP) and the Radian Group Inc. Benefit Restoration Plan (BRP).

(2)	These amounts are also included in the All Other Compensation column of the 2014 Summary Compensation Table for 2014.

Potential Payments upon Termination of Employment or Change of Control

This section describes the various employment and severance agreements that we have entered into with each of our NEOs, as well as other benefits that our NEOs would receive in the event of employment termination under specific circumstances. The amounts presented in the tables that follow only include those amounts that would be paid to a NEO as of a particular termination event, and do not include amounts that he/she (or his/her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive after the end of any applicable incentive compensation performance period following a termination event.

The amounts in each column of the tables presented are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2014, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

CEO Compensation Related Agreements

2014 Employment Agreement with Mr. Ibrahim.    On November 12, 2014, we entered into a new employment agreement that replaced Mr. Ibrahim’s prior employment agreement from 2011, which would have expired by its terms on December 31, 2014 (the “2011 Agreement”).

The terms of the 2014 Agreement (further described below) are generally consistent with the terms of the 2011 Agreement, except as follows:

•	Mr. Ibrahim’s base salary was increased from $900,000 to $950,000, effective January 1, 2015. Mr. Ibrahim’s base salary was last increased in 2011;

•

The 2014 Agreement eliminates pre-established minimum target levels for incentive based compensation under the 2011 Agreement, including Mr. Ibrahim’s minimum target bonus of 1.75 times base salary under the Company’s STI/MTI Plan and Mr. Ibrahim’s minimum target LTI award of 3.5 times base salary; and

•	In light of the Company’s acquisition of Clayton, the scope of the non-competition provision in the 2014 Agreement was expanded to include Clayton’s businesses.

The 2014 Agreement provides that Mr. Ibrahim will continue as Chief Executive Officer of the Company through December 31, 2017 (the “term”) and that he will be nominated as a member of the board of directors of the Company during this term. The 2014 Agreement entitles Mr. Ibrahim to the following compensation during the term of his employment: (1) an annual base salary of $950,000, effective January 1, 2015, which may be increased, but not decreased; (2) eligibility to earn an incentive award under the STI/MTI Plan, or any successor plan, subject to achievement of certain performance goals that may be established by the Committee, with his target level for the STI/MTI Plan to be determined by the Committee at the beginning of each fiscal year; and (3) eligibility to participate in any LTI programs established by the Company for its senior level executives, including the 2014 Equity Plan, or any successor plan (the “Equity Plan”), with his target level for LTI compensation for any fiscal year to be determined by the Committee. Mr. Ibrahim is also provided with vacation, holiday and sick leave, at levels commensurate with those provided to other senior executives of the Company, and he may participate in the Company’s employee benefit plans, in accordance with their terms.

For equity awards and other LTI awards (“Incentive Awards”) granted to Mr. Ibrahim, the 2014 Agreement provides:

•

If Mr. Ibrahim’s employment terminates for any reason (other than for cause or upon his death or disability), including retirement, any service-based vesting provisions will immediately lapse, but in all other respects, these Incentive Awards will continue to vest (including based on the achievement of any applicable performance conditions) or become exercisable or payable according to their terms;

•

If Mr. Ibrahim dies or becomes disabled while employed, all of his outstanding equity awards and any non-equity-based LTI awards that are not subject to performance conditions will become fully vested, exercisable and payable, and any non-equity-based LTI awards that are subject to performance-based vesting will continue to vest according to their terms; and

•

If Mr. Ibrahim dies or becomes disabled following his termination of employment (other than for cause), any outstanding Incentive Awards that are not subject to performance conditions will become fully vested, exercisable and payable, while any Incentive Awards that are subject to performance-based vesting will continue to vest according to their terms.

Pursuant to the 2014 Agreement, Mr. Ibrahim will receive the following severance benefits if his employment is terminated without “cause” or if he terminates employment for “good reason” (as such terms are defined in the 2014 Agreement) and he executes and does not revoke a written release of any claims against the Company: (1) two times his base salary payable as follows: the maximum amount ($520,000 for 2014) that can be paid under the “separation pay” exception of section 409A of the Code to be paid in 12 equal monthly installments following Mr. Ibrahim’s termination of employment, with the first payment to be made on the 60th day following his termination and the remainder to be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment; (2) an amount equal to the greater of two times his target incentive award under the STI/MTI Plan for 2014 or for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); and (3) a pro-rated target incentive award under the STI/MTI Plan for the year of termination, or if it has not yet been established, the target incentive award for the immediately preceding fiscal year (and in any event which amount shall not be less than his 2014 target incentive award and which will be paid in a lump sum on the 60th day following his termination of employment).

Under the 2014 Agreement, if Mr. Ibrahim’s employment terminates for any reason other than cause, Mr. Ibrahim is entitled to reimbursement for continued medical coverage for himself and his spouse under the Company’s health plans until the earlier of: (1) the date on which Mr. Ibrahim becomes eligible to elect medical coverage under Social Security Medicare; (2) the date he is eligible for medical coverage under a plan maintained by a successor employer; or (3) the date of Mr. Ibrahim’s death. Similar coverage provisions apply to Mr. Ibrahim’s spouse. During any period of continued medical coverage, Mr. Ibrahim shall pay the full monthly premium cost of such coverage which shall be equal to the COBRA premium during the COBRA health care continuation coverage period and shall be the Company’s deemed premium cost of such medical coverage after that period. If, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company, he will be entitled to receive monthly reimbursements equal to the premium rate paid by Mr. Ibrahim for continued participation in the Company’s health plans, less the co-payment rate paid by Company employees. If the Company is not able to continue coverage to Mr. Ibrahim under the Company’s health plans without adverse tax consequences, the Company will provide an economically equivalent benefit in another mutually agreeable form.

The 2014 Agreement also provides that: (1) if Mr. Ibrahim’s employment terminates by reason of death or disability, Mr. Ibrahim (or in the event of his death, his estate) will be entitled to receive his target incentive award under the STI/MTI Plan for the year in which his death or disability occurs, or if it has not yet been established, the target incentive award for the immediately preceding fiscal year (and in any event which amount shall not be less than his 2014 target incentive award); and (2) if Mr. Ibrahim’s employment continues through the end of any calendar year and he is not terminated for cause, he will be eligible to receive (subject to certain conditions, but without regard to continued service) any STI award to be paid shortly following such calendar year and any MTI award to be paid shortly following the conclusion of the subsequent calendar year.

The 2014 Agreement does not include any tax gross up. If an excise tax under section 4999 of the Code would be triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the 2014 Agreement will be reduced to an amount that does not cause any amounts to be subject to such an excise tax if the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration any excise tax under section 4999 of the Code.

The 2014 Agreement provides that any incentive compensation provided to Mr. Ibrahim will be subject to any applicable clawback or recoupment policies and policy regarding securities trading that may be implemented by the board of directors.

If Mr. Ibrahim continues in employment through December 31, 2017, and his employment is terminated (other than for cause) on or after December 31, 2017, the Company and Mr. Ibrahim will enter into a consulting agreement (the “Consulting Agreement”). During the twelve month period immediately following Mr. Ibrahim’s termination date, he will be retained to provide consulting services with respect to the transition of management and other matters as determined by the Company and, in this capacity, will be paid a monthly consulting fee equal to his monthly base salary at the rate in effect on the last day of the term. At the end of the initial twelve month consulting period, the Company may offer to extend the Consulting Agreement for one or more periods that, in the aggregate, do not exceed two additional years. During any extension period, Mr. Ibrahim will be paid a monthly consulting fee equal to fifty percent of his monthly base salary at the rate in effect on the last day of the term. Mr. Ibrahim and the Company will enter into the Consulting Agreement only if, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company.

Under the 2014 Agreement, Mr. Ibrahim has agreed not to compete with the Company in any business in which the Company is then materially and actively engaged (subject to certain exceptions) and not to solicit its customers during his employment and for a period ending on the later of: (i) 12 months after his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement. Mr. Ibrahim has also agreed not to solicit the Company’s employees during his employment, during any period during which he is providing services to the Company under the Consulting Agreement, and for a period of twelve months following the later of (i) his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement.

CEO Payments and Benefits upon Termination or Change of Control

The following tables describe the potential payments and benefits to which our CEO would be entitled under his employment agreement, as well as under our other plans and arrangements, in the event of the triggering events listed in each column. The Company does not accelerate any payments or the vesting of any equity or non-equity LTI awards in the event of a change of control of Radian unless there is also a subsequent termination of employment.

Sanford A. Ibrahim

Payments and Benefits	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	1,800,000	0	1,800,000	0	0
Bonus	4,725,000	0	4,725,000	0	0
STI/MTI (2):	2,503,125	0	2,503,125	2,503,125	1,575,000
Acceleration under Equity & Cash Based Performance Plans:
Accelerated Stock Options (3)	0	0	6,618,217	0	6,618,217
Accelerated RSUs (3)	0	0	14,280,050	0	14,280,050
Plan Benefits (4) and Perquisites:
Continued Health and Welfare Benefits (5)	49,029	0	49,029	49,029	49,029

Total (6)	9,077,154	0	29,975,421	2,552,154	22,522,296

(1)	Mr. Ibrahim currently is eligible to retire pursuant to the terms of the awards granted to him under the 2008 Equity Plan and the 2014 Equity Plan.

(2)	Mr. Ibrahim will be entitled to payments under the STI/MTI Plan on the same terms as described in footnote (2) to the tables below for our other NEOs except with respect to the following:

•	In the event of Mr. Ibrahim’s death or disability, Mr. Ibrahim will be entitled to his target STI and MTI award for the year of his death or disability;

•

In the event Mr. Ibrahim retires or voluntarily resigns on or after the end of any calendar year, Mr. Ibrahim will remain eligible to receive his STI award (and corresponding MTI award) for such performance year, which amounts (if any) will be paid at the same time as amounts are paid to other participants.

(3)	With respect to equity awards granted to Mr. Ibrahim in 2010 and performance-based equity awards granted to Mr. Ibrahim in 2011 through 2014:

•

In the event of a change of control, Mr. Ibrahim’s performance-based stock options and performance-based RSUs would continue to vest (at target for performance-based RSUs) in accordance with their terms and become exercisable or payable, as applicable, at the same time as other participants; provided, however, that if Mr. Ibrahim’s employment is terminated without cause or he terminates his employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control (the “COC Period”), such performance-based stock options and the performance-based RSUs would vest (at target for performance-based RSUs) and become exercisable or payable as applicable, upon such termination (or, if later, on the date of the change of control).

•

In the event of Mr. Ibrahim’s death or disability, his performance-based stock options would vest and become immediately exercisable and his performance-based RSUs would vest (at target) and become immediately payable.

•

In the event of Mr. Ibrahim’s termination of employment other than for cause, death or disability (including upon his retirement), his performance-based stock options and performance-based RSUs would continue to remain outstanding and would vest and become exercisable or payable, as applicable, only upon the attainment of performance goals set forth in such stock option and RSU agreements at the same time as other participants.

The value of the options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2014 ($16.72), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2014 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2014. The value of the restricted stock and the RSUs included in the table above represents the aggregate value of the RSUs that would be accelerated as of the date of termination based on the closing price of our common stock on the NYSE at December 31, 2014 ($16.72).

(4)	Upon termination of Mr. Ibrahim’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our DCP is accelerated upon his death or disability. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control and therefore are not presented in the table above. Discretionary contributions, if any, made by our board of directors to Mr. Ibrahim’s BRP account will become fully vested upon his death or disability or upon a change of control.

(5)	Under Mr. Ibrahim’s employment agreement, if his employment is terminated other than for cause (including in the event of his retirement), Mr. Ibrahim is entitled to reimbursement for continued medical coverage for himself and his spouse under the Company’s health plans until the earlier of: (1) the date on which Mr. Ibrahim becomes eligible to elect medical coverage under Social Security Medicare; (2) the date he is eligible for medical coverage under a plan maintained by a successor employer; or (3) the date of Mr. Ibrahim’s death. Similar coverage provisions and periods apply to Mr. Ibrahim’s spouse.

(6)	Under Mr. Ibrahim’s employment agreement, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide to Mr. Ibrahim a greater net after-tax amount than would be the case if no reduction was made. The amounts presented in the tables do not reflect any such potential reduction in payment.

Other Named Executive Officers – Compensation Related Agreements

Throughout the discussion that follows, we refer to Ms. Bazemore and Messrs. Quint, Brummer and Hoffman collectively as, our “Other NEOs.”

As previously disclosed, Mr. Quint retired from his role as Executive Vice President and Chief Financial Officer of the Company on December 31, 2014. Following this, Mr. Quint remained with the Company as its Executive Vice President of Finance until his retirement from the Company on March 31, 2015. Beginning April 1, 2015, Mr. Quint assumed a consulting role with the Company pursuant to the terms of a consulting agreement he entered into with the Company on December 16, 2014 (the “Quint Consulting Agreement”). Mr. Quint is expected to continue in his consulting role through December 31, 2015.

Severance Agreements.    We have entered into severance agreements on substantially similar terms with each of our Other NEOs.

Under these severance agreements, if the executive officer’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the executive officer for good reason, the executive officer will be entitled to the following:

(i)	A percentage of the executive officer’s annual base salary (100%, 150% or 200%) at the time of termination, to be paid in accordance with the Company’s normal payroll practices (the “Base Salary Severance Payment”);

(ii)	A percentage (100%, 150% or 200%) of the executive officer’s target incentive award (the “Target Incentive Award”) under the STI/MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date (the “STI/MTI Severance Payment”); and

(iii)	A prorated Target Incentive Award amount equal to the executive officer’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the executive officer was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.

In order to receive any severance amounts under the severance agreement, the executive officer must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the executive officer or a tax gross-up. In addition, under the severance agreement, the executive officer has agreed not to compete with the Company and not to solicit the Company’s employees or customers during the Restricted Period, as described below, following termination of the executive officer’s employment for any reason.

Consistent with the Company’s standard severance policy for senior executive officers, the severance agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for the executive officer and his/her spouse and dependents under the Company’s health plan during the Restricted Period; and (ii) the Company will provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.

The following table highlights as of December 31, 2014: (i) the severance payments (excluding the prorated target incentive award payment); and (ii) the Restricted Period for each of our Other NEOs.

	Base Salary Severance Payment Amount	STI/MTI Severance Payment Amount	Restricted Period
Ms. Bazemore	200% of Base Salary	200% of Target Incentive Award	18 months

Mr. Quint (1)	150% of Base Salary	150% of Target Incentive Award	18 months

Mr. Brummer	100% of Base Salary	100% of Target Incentive Award	12 months

Mr. Hoffman	100% of Base Salary	100% of Target Incentive Award	12 months

(1)	The severance obligations under Mr. Quint’s agreement are no longer applicable in light of his retirement from the Company on March 31, 2015.

Payments and Benefits upon Termination or Change of Control

The following tables describe, for each of our Other NEOs, the potential payments and benefits to which the officer would be entitled under his or her compensation-related agreements, as well as under our other plans and arrangements, in the event the triggering events listed in each column had occurred on December 31, 2014. As noted above, the Company does not provide any payments or the accelerated vesting of any equity or non-equity LTI awards in the event of a change of control of Radian unless there is also a subsequent qualifying termination event.

C. Robert Quint

Payments and Benefits	Voluntary Termination* ($)	Termination Without Cause / Resignation For Good Reason (No COC)* ($)	COC Without Termination* ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)*	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	0	600,000	0	600,000	N/A	0
Bonus	0	1,250,000	0	1,250,000	N/A	0
STI/MTI (2):	400,000	762,500		762,500	N/A	762,500
Acceleration under Equity Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	1,632,660	0	1,632,660
Accelerated RSUs (4)	0	0	0	3,581,090	0	3,581,090
Plan Benefits (5) and Perquisites:			0
Continued Health and Welfare Benefits (6)	0	26,892	0	26,892	N/A	0
Outplacement Services (6)	0	20,000	0	20,000	N/A	0

Total (7)	400,000	2,659,392	0	7,873,142	0	5,976,250

*	These termination payments are no longer applicable with respect to Mr. Quint in light of his retirement from the Company on March 31, 2015.

Teresa Bryce Bazemore

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	0	1,000,000	0	1,000,000	N/A	0
Bonus	0	2,250,000	0	2,250,000	N/A	0
STI/MTI (2):	679,688	1,179,688		1,179,688	N/A	1,179,688
Acceleration under Equity Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	2,654,742	N/A	2,654,742
Accelerated RSUs (4)	0	0	0	5,413,434	N/A	5,413,434
Plan Benefits (5) and Perquisites:			0
Continued Health and Welfare Benefits (6)	0	28,757	0	28,757	N/A	0
Outplacement Services (6)	0	20,000	0	20,000	N/A	0

Total (7)	679,688	4,478,445	0	12,546,621	N/A	9,247,864

Derek Brummer

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	0	390,000	0	390,000	N/A	0
Bonus	0	858,000	0	858,000	N/A	0
STI/MTI (2):	194,391	504,391		504,391	N/A	504,391
Acceleration under Equity Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	50,936	N/A	50,936
Accelerated RSUs (4)	0	0	0	830,934	N/A	830,934
Plan Benefits (5) and Perquisites:			0
Continued Health and Welfare Benefits (6)	0	13,647	0	13,647	N/A	0
Outplacement Services (6)	0	20,000	0	20,000	N/A	0
Payments Under Prior Position Compensation Arrangements (8)	0	832,000	0	832,000	N/A	832,000

Total (7)	194,391	2,618,038	0	3,499,908	N/A	2,218,261

Edward J. Hoffman

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	0	375,000	0	375,000	N/A	0
Bonus	0	825,000	0	825,000	N/A	0
STI/MTI (2):	390,625	690,625		690,625	N/A	690,625
Acceleration under Equity Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	852,203	N/A	852,203
Accelerated RSUs (4)	0	0	0	1,994,696	N/A	1,994,696
Plan Benefits (5) and Perquisites:			0
Continued Health and Welfare Benefits (6)	0	15,734	0	15,734	N/A	0
Outplacement Services (6)	0	20,000	0	20,000	N/A	0

Total (7)	390,625	1,926,359	0	4,773,258	N/A	3,537,524

The following footnotes relate to the preceding tables for our Other NEOs:

(1)	Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. None of the Other NEOs, except for Mr. Quint, was eligible to retire or receive benefits associated with retirement as of December 31, 2014.

(2)	Under our STI/MTI Plan, if an Other NEO’s employment is terminated:

•

by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award (and corresponding MTI award), in each case with amounts to be paid at the same time as amounts are paid to other participants. In addition, if an NEO’s employment terminates on account of death at any point during the performance period, the Compensation and Human Resources Committee, in its discretion, may allow the NEO’s estate, representatives, heirs or beneficiaries, as applicable, to remain eligible to receive all or a pro rata portion of the named executive’s STI award and MTI award, following the end of the applicable performance periods. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or death as of December 31, 2014 represent: (i) the STI award that was paid to each NEO for 2014 performance, plus (ii) with respect to each NEO, the 2013 MTI award that was paid to such NEO (covering the 2013 through 2014 performance years). In addition, although not reflected in the tables above, the NEO (or his or her estate, representatives, heirs or beneficiaries, as applicable) would remain eligible to receive the NEO’s 2014 MTI award (covering the 2014 through 2015 years) following the end of the 2015 performance period; and

•

by the NEO voluntarily after the establishment of his or her target MTI award (established in connection with payment of the NEO’s STI award) for a particular performance period, such NEO remains eligible to receive such MTI award, with amounts to be paid at the same time as amounts are paid to other participants. As set forth in the table, the amounts deemed to have been paid to each NEO for voluntary termination as of December 31, 2014, represent the 2013 MTI award that was paid to such NEO (covering the 2013 through 2014 performance years).

None of the Other NEOs is entitled to receive an STI award (and the corresponding MTI award) if: (i) his or her employment is terminated for any reason other than death before December 31st of the short-term performance year, (ii) the NEO’s employment is terminated for cause, or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid. The STI/MTI Plan does not provide for payment in the event of an NEO’s disability and does not provide for termination by the executive for “good reason.” For additional information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.”

(3)	All stock options and performance-based stock options granted to our Other NEOs on or after May 13, 2009 under our 2008 Equity Plan and 2014 Equity Plan vest in full in connection with a change of control only if the NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, except as provided in the next sentence with respect to Mr. Quint, all stock options and performance-based stock options granted to the Other NEOs vest upon the Other NEO’s death, disability or retirement. In the event of Mr. Quint’s retirement, his performance-based stock options will not accelerate, but would continue to remain outstanding and would vest and become exercisable or payable, as applicable, only upon the attainment of performance goals set forth in such stock option at the same time as other participants. The value of the options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2014 ($16.72), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2014 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2014.

(4)	Vesting of RSUs granted to an Other NEO will be accelerated (at target for performance-based RSUs) in connection with a change of control only if such Other NEO’s employment is terminated without cause or such Other NEO terminates for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, except as provided in the next sentence with respect to performance-based RSUs, all RSUs granted to the Other NEOs will vest (at target for performance-based RSUs) upon an Other NEO’s retirement, death or disability. In the event of an Other NEO’s retirement, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as other participants. The value of the RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2014 ($16.72).

(5)	Upon termination of the Other NEO’s employment with us, he or she may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our DCP is accelerated upon a NEO’s death, disability or retirement. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above. Discretionary contributions, if any, made by our board of directors to each Other NEO’s BRP account, will become fully vested upon the Other NEO’s death or disability and upon a change of control.

(6)	Under the severance agreements for the Other NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period; and (ii) outplacement services for up to 12 months after termination (up to $20,000) in the event the Other NEO is terminated other than for cause or such Other NEO terminates employment for good reason.

(7)	Under the applicable agreements with each Other NEO, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such Other NEO with a greater net after-tax amount than would be the case if no reduction was made.

(8)	In his Prior Role, Mr. Brummer participated in compensation programs that included certain awards that were designed to vest and be paid over a period of time in order to incent Mr. Brummer to continue employment with Radian Asset and help manage the successful reduction and runoff of the company’s financial guaranty exposures. These programs include the following Legacy Retention Awards: (i) awards granted in 2012 that are scheduled to vest in 2015 ($312,000 vested on March 15, 2015 and $135,000 scheduled to vest on May 1, 2015); and (ii) a 2013 award that is scheduled to vest in 2015 ($385,000 vesting on December 31, 2015). Mr. Brummer will forfeit any unvested amounts if he terminates employment with the Company or its affiliates except under certain specified circumstances. The amounts reported in the table reflect the aggregate Legacy Retention Award amounts that Mr. Brummer would be entitled to receive had the specified triggering events occurred on December 31, 2014.

Assumptions, Definitions and Other Terms of Agreements

Set forth below is a description of the assumptions that were used in creating the tables above, and certain definitions and other material terms contained in the plans and agreements described above. Unless otherwise noted, the descriptions below are applicable to all of the above tables relating to potential payments upon termination or change of control:

1995 and 2008 Equity Plans.    Our 1995 and 2008 Equity Plans include the following definition:

•	“Disability” is defined as a physical or mental impairment of sufficient severity that the NEO would be both eligible for and receiving benefits under our long-term disability plan.

1995, 2008 and 2014 Equity Plans.    Our 1995, 2008 and 2014 Equity Plans include the following definition:

•

“Change of Control” is generally defined as (1) an acquisition by any third party of 40% (20% under our 1995 Equity Plan) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of at least 75% of the directors who were in office at the beginning of such period).

2011 through 2014 Equity Award Agreements.    Awards of stock options and RSUs granted in 2011 through 2013 under our 2008 Equity Plan and in 2014 under our 2014 Equity Plan include the following definitions (except in the case of awards granted to Mr. Ibrahim, which refer to the terms as defined in his employment agreement with Company and are described below):

•

“Cause” is generally defined as the NEO’s (A) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances), (B) fraud, dishonesty, theft, or misappropriation of funds in connection with the NEO’s duties with the Company and its subsidiaries, (C) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time, (D) gross negligence or willful misconduct in the performance of the NEO’s duties with the Company and its subsidiaries, or (E) a breach of any written confidentiality, nonsolicitation, or noncompetition covenant with the Company or an affiliate, in each case as determined in the sole discretion of the Committee; and

•

“Good Reason” is generally defined as: (i) a material diminution of the NEO’s authority, duties or responsibilities; (ii) a material reduction in the NEO’s base salary, which means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company; or (iii) any material change in the geographic location at which the NEO must perform his duties to the Company and its subsidiaries, which means the permanent relocation of the NEO’s principal place of employment to any office or location which is located more than 100 miles from the location where the NEO is based immediately prior to the change in location.

Benefit Restoration Plan.    “Change of Control” is generally defined as it is defined above under our 1995 Equity Plan.

Ibrahim Employment Agreement.    Mr. Ibrahim’s 2014 employment agreement referred to above includes the following definitions:

•

“Cause” is defined as: (1) indictment, conviction or a plea of nolo contendere to a crime involving fraud, misrepresentation or moral turpitude or any felony (excluding traffic offenses other than those involving alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with Mr. Ibrahim’s duties; (3) breach of the agreement’s restrictive covenants, or a material violation of our code of conduct or employment policies; or (4) gross negligence or willful misconduct in the performance of Mr. Ibrahim’s duties, in each case if not cured within a 20-day cure period, to the extent the failure is curable;

•

“Good Reason” is defined as: (1) a material reduction in the scope of Mr. Ibrahim’s duties and responsibilities; (2) a relocation of Mr. Ibrahim’s principal work location to an area other than (a) the San Francisco, CA metropolitan area or (b) the area on the eastern coast of the United States between Fairfield County, CT and the Washington D.C. metropolitan area; or (3) a material breach of the agreement by us, including our failure to require any successor to us to expressly assume and agree to perform the agreement, in each case if not corrected within 30 days of our receiving written notice of such good reason termination; and

•	“Disability” is defined by reference to our long-term disability plan.

Severance Agreements.    The severance agreements for Ms. Bazemore and Messrs. Quint, Hoffman and Brummer include the following definitions:

•

“Cause” is defined as (i) misappropriation of funds with respect to the Company or its affiliates, (ii) habitual insobriety, (iii) substance abuse, (iv) a material violation of the Code of Conduct and Ethics or employment policies of the Company or an affiliate, as in effect from time to time; (v) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an affiliate, (vi) conviction of a crime involving moral turpitude, or (vii) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its affiliates taken as a whole or, where the executive officer’s professional efforts are principally on behalf of a single affiliate of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such affiliate.

•

“Good Reason” is defined as: (i) any material diminution by the Company of the authority, duties or responsibilities of the executive officer; (ii) any material reduction in the executive officer’s base salary, which means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company; (iii) any material change in the geographic location at which the executive officer must perform his or her duties to the Company, which means the permanent relocation of the executive officer’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the executive officer is based immediately prior to the change in location; or (iv) any action or inaction that constitutes a material breach by the Company of the severance agreement.

•	“Disability” is defined by reference to our long-term disability plan.

General.    Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Alliance Advisors, LLC to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $22,500 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2016 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2016 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 12, 2015. If the date of our 2016 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2016 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2016 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 13, 2016 but no earlier than January 14, 2016 (except that if the date of the 2016 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2015 Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2016 annual meeting or, if the first public announcement of the date of the 2016 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and

(iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2016 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.” We did not receive any such proposals with respect to the 2015 Annual Meeting.

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC on March 2, 2015. We will mail to you without charge, upon written request, a copy of our 2014 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337. Our 2014 Form 10-K may also be accessed and printed directly from our website at www.ir.radian.biz. Our 2014 Annual Report to Stockholders, which includes our 2014 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2014 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement and annual report. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than those discussed in this proxy statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Item 1 and “FOR” Items 2 and 3. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

+
A	Proposals — The board of directors recommends a vote “FOR” Items 1, 2 and 3.

Item 1 - To elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified. Nominees:

	For	Against	Abstain		For	Against	Abstain			For	Against	Abstain
1(a) Herbert Wender	☐	☐	☐	1(g) Brian D. Montgomery	☐	☐	☐	Item 2 -	To approve, by an advisory, non-binding vote, the overall compensation of Radian’s named executive officers.	☐	☐	☐
1(b) David C. Carney	☐	☐	☐	1(h) Gaetano Muzio	☐	☐	☐
1(c) Howard B. Culang	☐	☐	☐	1(i) Gregory V. Serio	☐	☐	☐
1(d) Lisa W. Hess	☐	☐	☐	1(j) Noel J. Spiegel	☐	☐	☐	Item 3 -	To ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
1(e) Stephen T. Hopkins	☐	☐	☐
1(f) Sanford A. Ibrahim	☐	☐	☐
								NOTE:	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RADIAN GROUP INC.	+

PROXY FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2015

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and J. Franklin Hall, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 1601 Market St., 12th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time, on May 13, 2015, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2015 Annual Meeting of Stockholders, the Proxy Statement and the 2014 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+